Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of May 18, 2020
by and among
ADAMS RESOURCES & ENERGY, INC.
and SERVICE TRANSPORT COMPANY
as Buyer,

and
COMCAR INDUSTRIES, INC., CTL Transportation, LLC,
and
THEIR SUBSIDIARIES AND AFFILIATES SIGNATORY HERETO as Sellers

TABLE OF CONTENTS

ASSET PURCHASE AGREEMENT	1

ARTICLE 1 DEFINITIONS	1
1.1 Defined Terms	1
1.2 Interpretation	10

ARTICLE 2 ACQUIRED ASSETS AND ASSUMPTION OF LIABILITIES	11
2.1 Assets to be Acquired	11
2.2 Liabilities to be Assumed by Buyer	12
2.3 Excluded Liabilities	12
2.4 Non-Assignment of Assumed Contracts; Wrong Pockets; Objections
to Assignment; Identification of Assumed Contracts	13
2.5 Assumption and Assignment of Contracts and Leases	14
2.6 Rejection of Contracts	14
2.7 Withholding	14
2.8 Abandoned Vehicles	14

ARTICLE 3 CLOSING; PURCHASE PRICE	14
3.1 Closing; Transfer of Possession; Certain Deliveries	14
3.2 Consideration	16
3.3 Deposit	16
3.4 Allocation of Purchase Price	16
3.5 Prorations	16
3.6 Holdback	17

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLERS	18
4.1 Organization	18
4.2 Due Authorization, Execution and Delivery; Enforceability	18
4.3 Governmental Consents	18
4.4 No Conflicts	18
4.5 Acquired Assets	19
4.6 Litigation; Orders	19
4.7 Employment Matters	19
4.8 Compliance with Laws; Permits	19
4.9 Contracts	19
4.10 Intellectual Property	20
4.11 Brokers’ Fees and Commissions	20
4.12 Financial Statements	20
-i-

4.13 Owned/Leased Vehicles	20
4.14 Safety	20
4.15 Drivers; Non-Driver Employees; Owner-Operators	20
4.16 Customers	20
4.17 Tax and Other Returns and Reports	21
4.18 Exclusive Representations and Warranties	21

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER	21
5.1 Organization	21
5.2 Due Authorization, Execution and Delivery; Enforceability	21
5.3 Governmental Approvals	22
5.4 No Conflicts	22
5.5 Sufficiency of Funds	22
5.6 Adequate Assurances Regarding Executory Contracts	22
5.7 Exclusive Representations and Warranties	22
5.8 No Outside Reliance	22

ARTICLE 6 COVENANTS OF THE PARTIES	22
6.1 Conduct of Business Pending the Closing	22
6.2 Access	23
6.3 Public Announcements	23
6.4 Tax Matters	24
6.5 Approvals; Commercially Reasonably Efforts; Notification; Consent	24
6.6 Further Assurances	25
6.7 Bankruptcy Actions and Court Filings	25
6.8 Exclusivity	26
6.9 Break-Up Fee	26
6.10 Cure Costs	26
6.11 Preservation of Books and Records	26
6.12 Notification of Certain Matters	27
6.13 Confidentiality	27
6.14 Employees	27
6.15 Non Solicitation	28
6.16 Facility Leases	28
6.17 Vehicle Titles, Plates	28

ARTICLE 7 CONDITIONS TO OBLIGATIONS OF THE PARTIES	28
7.1 Conditions Precedent to Obligations of Buyer	28
7.2 Conditions Precedent to the Obligations of Seller	29
7.3 Frustration of Conditions Precedent	30

-ii-

ARTICLE 8 TERMINATION	30
8.1 Termination of Agreement	30
8.2 Consequences of Termination	31

ARTICLE 9 MISCELLANEOUS	31
9.1 Expenses	31
9.2 Assignment	31
9.3 Parties in Interest	31
9.4 Notices	31
9.5 Choice of Law	32
9.6 Entire Agreement; Amendments and Waivers	32
9.7 Counterparts; Facsimilie and Electronic Signatures	32
9.8 Severability	33
9.9 Headings	33
9.10 Exclusive Jurisdiction; Specific Performance	33
9.11 Right to Setoff	33
9.12 WAIVER OF RIGHT TO TRIAL BY JURY	34
9.13 Survival	34
9.14 Computation of Time	34
9.15 Time of Essence	34
9.16 Non-Recourse	34
9.17 Disclosure of Schedules	34
9.18 Sellers’ Representative; Dealings Among Sellers	34
9.19 Mutual Drafting	35
9.20 Fiduciary Obligations	35

-iii-

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of May 18, 2020 (the “Agreement Date”), by and among Comcar Industries, Inc., a company incorporated under the laws of Florida (“Comcar”), CTL Transportation, LLC (“CTL”), a Delaware limited liability company, and each of Comcar’s and CTL’s Subsidiaries and Affiliates listed on the signature pages hereto (together with Comcar and CTL, “Sellers” and each, a “Seller”) and Adams Resources & Energy, Inc., a Delaware corporation and Service Transport Company, a Texas corporation (collectively, “Buyer”). Each Seller and Buyer are referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Comcar and CTL directly and indirectly through one of its Subsidiaries and Affiliates owns all of the rights, title and interests in and to the assets used in the operation of the Business conducted by CTL (the “Company”);

WHEREAS, on or about May 18, 2020, Sellers, together with certain of their Affiliates and Subsidiaries (collectively, the “Debtors”), will commence voluntary cases (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) by filing petitions for relief in the Bankruptcy Court (the date of such filing, the “Petition Date”);

WHEREAS, Sellers have agreed to sell to Buyer, and Buyer has agreed to purchase, the Acquired Assets as of the Closing, and Buyer is willing to assume from Sellers the Assumed Contracts and Assumed Liabilities as of the Closing upon terms and subject to the conditions set forth hereinafter;

WHEREAS, Sellers and Buyers have agreed, pursuant to the applicable terms and conditions set forth hereinafter, that Sellers shall seek approval of the Bankruptcy Court to conduct the transactions contemplated herein as a private direct sale to Buyers without an auction and without solicitation or marketing of the Business to third parties; and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Defined Terms. As used herein, the terms below shall have the following respective meanings:

“Accounts Receivable” shall mean all accounts and accounts receivable owed to the Sellers or the Company, or their Subsidiaries or Affiliates, whether or not Relating to the Business, and whether or not arising prior to, or after, the Closing.

“Acquired Assets” shall have the meaning specified in Section 2.1.

“Acquired Business Information” shall mean all books, financial information, records, files, lists, ledgers, documentation, instruments, research, papers, data, marketing materials and information, sales or technical literature or similar information that, in each case, is in the possession or control of any Seller and, in each case, is Relating to the Business or primarily or exclusively related to the Acquired Assets, including, for the avoidance of doubt, driver qualification files, driver lists, customer lists, Department of Transportation records, historical electronic and paper transportation related data, TMW data, TMT data, Omnitracs data, PeopleNet data, equipment records, files and assignment documentation pertaining to existence, availability, registrability or ownership of the Company’s Intellectual Property and documentation of the development, conception or reduction to practice thereof; provided that Acquired Business Information shall not include any information (i) that requires consent of a third-party for transfer hereunder, unless such consent is obtained, or (ii) that if transferred hereunder would violate any Law.

“Affiliate” shall, with respect to any Person, mean any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, through ownership of voting securities or rights, by contract, as trustee, executor or otherwise.

“Agreed Value” shall have the meaning set forth in Section 3.6(c).

“Agreement” shall mean this Asset Purchase Agreement, together with the exhibits and the Disclosure Schedules, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Agreement Date” shall have the meaning specified in the preamble.

“Allocation” shall have the meaning specified in Section 3.4.

“Alternative Transaction” shall mean (i) any investment in, financing of, capital contribution or loan to, or restructuring or recapitalization of the Company or the Business, (ii) any merger, consolidation, share exchange or other similar transaction to which a Seller or any of its Affiliates or Subsidiaries is a party that has the effect of transferring, directly or indirectly, all or a substantial portion of the assets of, or any issuance, sale or transfer of equity interests in, the Company or the Business, (iii) any direct or indirect sale of all or a substantial portion of the assets of, or any issuance, sale or transfer of equity interests in, the Company, or the Business or (iv) any other transaction (other than a liquidation or a plan of liquidation), including a reorganization (in any jurisdiction, whether domestic, foreign, international or otherwise), in each instance (A) that transfers or vests ownership of, economic rights to, or benefits in all or a substantial portion of the Acquired Assets, the Company or Business to any party other than Buyer or any of its Affiliates and (B) whether or not such transactions are entered into in connection with any bankruptcy, insolvency or similar Proceedings; provided, however, that notwithstanding the foregoing, any investment in, financing of, capital contribution or loan to, or any sale of assets of, any Seller or any Affiliate or Subsidiary of any Seller that would not reasonably be expected to, individually or in the aggregate, interfere with or impede the Transactions, interfere with, limit or modify any of Buyer’s rights or privileges hereunder or result in the imposition of any liabilities or costs on Buyer or any of its Affiliates shall not be considered an “Alternative Transaction”. For the avoidance of doubt, any investment in, financing of, capital contribution or loan to, or any sale of assets of, CCC Transportation, LLC, MCT Transportation, LLC, CT Transportation, LLC, or any other Comcar Subsidiaries or Affiliates, other than Sellers, or otherwise not Related to the Business shall not be considered an “Alternative Transaction.”

“Assumed Contracts” shall have the meaning specified in Section 2.5(a).

“Assumed Liabilities” shall have the meaning specified in Section 2.2.

“Avoidance Actions” shall mean any and all claims for avoidance and recovery of any Seller under chapter 5 of the Bankruptcy Code.

“Bankruptcy Code” shall have the meaning specified in the recitals.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases.

“Benefit Plan” shall mean any employee benefit plan (as defined in Section 3(3) of ERISA) or any deferred compensation, bonus, pension, retirement, profit sharing, savings, incentive compensation, stock purchase, stock option or other equity or equity-linked compensation, disability, death benefit, hospitalization, medical, dental, life, employment, retention, change in control, termination, severance, separation, vacation, sick leave, holiday pay, paid time off, leave of absence, fringe benefit, compensation, incentive, insurance, welfare or any similar plan, program, policy, practice, agreement or arrangement (including any funding mechanism therefor), written or oral, whether or not subject to ERISA, and whether funded or unfunded, in each case that is adopted, sponsored, maintained, entered into, contributed to, or required to be maintained or contributed to, by any Seller or any Subsidiary or Affiliate of any Seller for the benefit of any Employee, or pursuant to or in connection with which any Seller or any Subsidiary or Affiliate of any Seller could have any Liabilities in respect of any Employee or beneficiary of any Employee.

“Bill of Sale and Assignment and Assumption Agreement” shall mean a bill of sale and assignment and assumption agreement to be entered into by Sellers and Buyer concurrently with the Closing, substantially in the form of Exhibit A.

“Break-Up Fee” shall be an amount equal to Two Hundred Seventy Thousand Dollars ($270,000), plus the documented actual, reasonable out-of-pocket costs and expenses incurred by Buyer with respect to the purchase transaction contemplated by this Agreement, not to exceed One Hundred and Fifty Thousand Dollars ($150,000).

“Business” shall mean the transportation and logistics business conducted by the Company in the ordinary course prior to the Petition Date, provided that if the context expressly refers to the conduct of the Business following the Closing, then the “Business” shall refer to such business as conducted by Buyer and its Affiliates following the Closing.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banking institutions in the State of New York are not required to open.

“Buyer” shall have the meaning specified in the preamble.

“Buyer Material Adverse Effect” shall mean a material adverse effect on the ability of Buyer to consummate the Transactions.

“Comcar” shall have the meaning specified in the preamble.

“Chapter 11 Cases” shall have the meaning specified in the recitals.

“Claim” shall mean all actions, claims, counterclaims, suits, proceedings, rights of action, causes of action, Liabilities, losses, damages, remedies, penalties, judgments, settlements, costs, expenses, fines, disbursements, demands, reasonable costs, fees and expenses of counsel, including in respect of investigation, interest, demands and actions of any nature or any kind whatsoever, known or unknown, disclosed or undisclosed, accrued or unaccrued, matured or unmatured, choate or inchoate, legal or equitable, and arising in tort, contract or otherwise, including any “claim” as defined in the Bankruptcy Code.

“Closing” shall have the meaning specified in Section 3.1(a).

“Closing Date” shall have the meaning specified in Section 3.1(a).

“Closing Statement” shall have the meaning specified in Section 3.1(b)(ix).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning specified in the recitals.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 19, 2020, between Comcar and Buyer.

“Contract” shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, purchase order, mortgage, license, franchise, insurance policy, letter of credit, commitment or other binding arrangement or commitment, whether or not in written form, that is binding upon a Person or any of its property.

“Cure Costs” shall mean all cure costs that must be paid pursuant to section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assumed Contracts as agreed by Sellers and applicable counterparties or as finally determined by the Bankruptcy Court; including, for the avoidance of doubt, the Execution Cure Costs.

“Debtors” shall have the meaning specified in the recitals.

“Deposit” shall have the meaning specified in Section 3.3.

“Disclosure Schedules” shall mean the disclosure schedules, delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement, as amended from time to time in accordance with and subject to the terms hereof.

“Employees” shall mean all individuals, whether or not actively at work as of the date hereof, who (i) are employed by any Seller or its Subsidiaries or Affiliates and (ii) whose duties and responsibilities are in connection with the Business.

“Equipment” shall have the meaning specified in Section 2.1(g).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that, together with any Seller, is or at any relevant time would be treated as a single employer with such Seller under Section 414 of the Code.

“Escrow Account” shall mean the account established by the Escrow Agent to hold the Deposit.

“Escrow Agent” shall mean Wilmington Trust Corporation.

“Escrow Agreement” shall mean the escrow agreement by and among Escrow Agent and Sellers’ Representative.

“Excluded Assets” means:

(a)cash, cash equivalents and Accounts Receivable;

(b)Excluded Contracts;

(c)all Owned Real Property and any buildings, improvements and fixtures thereon and furniture thereat;

(d)capital stock of Comcar’s Subsidiaries and Affiliates;

(e)any assets of Sellers not Relating to the Business;

(f)Avoidance Actions;

(g)any Claims of Sellers or their respective estates against any Seller or Subsidiary or Affiliate of any Seller, or any director, officer, Insider (as defined in Section 101 of the Bankruptcy Code), auditor, or accountant of the Sellers;

(h)any insurance policy covering acts and omissions of directors and officers of Sellers and any proceeds of such insurance policies;

(i)workers’ compensation insurance and related letters of credit, cash or other assets that serve as collateral with respect thereto, and all insurance policies, and all rights of any nature with respect to any such insurance policy, Relating to the Business or any of the Acquired Assets or Excluded Assets, including all rights to insurance proceeds to the extent Relating to the Business or any Acquired Asset or Excluded Asset and any insurance claims with respect to any Acquired Asset or Excluded Asset that are attributable to the pre-Closing period or the post-Closing period and any rights to assert claims seeking any such recoveries;

(j)all IT Systems that are owned by Sellers, or used by Sellers Relating to the Business;

(k)Personally Identifiable Information;

(l)all Permits Relating to the Business; and

(m)all escrow accounts, or other holdbacks, including lease and insurance payments, for all owner operators contracted with any Seller.

“Excluded Contracts” shall mean all Contracts other than Assumed Contracts.

“Execution Cure Costs” means those certain Cure Costs in connection with the assumption and assignment of the Assumed Contracts listed on Schedule 2.5(a) on the Agreement Date. For the avoidance of doubt, Execution Cure Costs do not include Cure Costs in connection with the assumption and assignment of any Assumed Contracts that Buyer adds to Schedule 2.5(a) after the Agreement Date pursuant to Section 2.5(a).

“Facility Leases” shall collectively refer to all leases and sublease specified in Section 6.16.

“FIRPTA Affidavit” shall mean an affidavit of a Seller (or, if Seller is a disregarded entity for U.S. federal income tax purposes, its regarded owner) that is a U.S. Person, sworn to under penalty of perjury, setting forth such Seller’s (or, if applicable, regarded owner’s) name, address and U.S. federal tax identification number and stating that such Seller (or, if applicable, regarded owner) is not a “foreign person” within the meaning of Section 1445 of the Code and otherwise complying with the Treasury Regulations issued pursuant to Section 1445 of the Code.

“Fraud” shall mean an actual and intentional misrepresentation of material facts with respect to (i) the making of any representation or warranty of any Seller or Buyer set forth in Article 4, or Article 5 or in any other Transaction Document or (ii) the certifications of Sellers or Buyer, respectively, set forth in the certificates delivered by Sellers and Buyer pursuant to Section 7.1(d) and Section 7.2(d), respectively, in each case which satisfies all of the elements of common law fraud under applicable Law.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Entity” shall mean any federal, state, provincial, local, municipal, foreign, multinational, international or other (a) government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitration tribunal or stock exchange.

“Holdback Period” shall have the meaning set forth in Section 3.6(a).

“Indebtedness” of any Person shall mean, without duplication: (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other

Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” shall mean any and all worldwide rights in and to all intellectual property rights or assets (whether arising under statutory or common law, contract or otherwise), which include all of the following items Relating to the Business: (i) inventions, discoveries, processes, designs, tools, molds, techniques, developments and related improvements whether or not patentable; (ii) patents, patent applications, industrial design registrations and applications therefor, divisions, divisionals, continuations, continuations-in-part, reissues, substitutes, renewals, registrations, confirmations, re-examinations, extensions and any provisional applications, requests for continuing examinations or continuing prosecution applications, or any such patents or patent applications, and any foreign or international equivalent of any of the foregoing; (iii) trademarks (whether registered, unregistered or pending), historical trademark files, trade dress, service marks, service names, trade names, brand names, product names, logos, distinguishing guises and indicia, domain names, internet rights (including IP Addresses and AS numbers), social media addresses and accounts, corporate names, fictitious names, other names, symbols (including business symbols), slogans, translations of any of the foregoing and any foreign or international equivalent of any of the foregoing and all goodwill associated therewith and (to the extent transferable by Law) any applications and/or registrations in connection with the foregoing and all advertising and marketing collateral including any of the foregoing (“Trademarks”); (iv) work specifications, tech specifications, databases and artwork; (v) technical scientific and other know-how and information (including promotional material), trade secrets, confidential information, methods, processes, practices, formulas, designs, design rights, patterns, assembly procedures, and specifications; (vi) drawings, prototypes, molds, models, tech packs, artwork, archival materials and advertising materials, copy, commercials, images, artwork and samples; (vii) rights associated with works of authorship including copyrights, moral rights, design rights, rights in databases, copyright applications, copyright registrations, rights existing under any copyright laws and rights to prepare derivative works; (viii) work for hire; (ix) all tangible embodiments of, and all intangible rights in, the foregoing; (x) the right to sue for infringement and other remedies against infringement of any of the foregoing, including the right to sue and collect for past infringement; and (xi) rights to protection of interests in the foregoing under the laws of all jurisdictions.

“Interim Period” shall have the meaning specified in Section 6.1.

“IT Systems” means the software and the computer, communications, information, technology and network systems (both desktop and enterprise-wide) used by the Sellers or the Company Relating to the Business as of the Agreement Date other than any “off the shelf” computer software that is available to the public in the retail marketplace, for which the licenses are non-exclusive.

“Knowledge” shall mean, with respect to any Seller, the actual knowledge of Bill Braman, Michele Baum, Sharon Jones, Eric Crossman, Chris Shepard or Bo Littleton after reasonable and due inquiry.

“Law” shall mean any federal, state, provincial, local, foreign, international or multinational constitution, statute, law, ordinance, regulation, rule, code, Order, principle of common law, or decree enacted, promulgated, issued, enforced or entered by any Governmental Entity, or court of competent jurisdiction, or other requirement or rule of law.

“Leases” shall mean all unexpired leases for Leased Real Property.

“Leased Real Property” shall mean all Real Property leased by Seller as lessee Relating to the Business.

“Leased Vehicles” shall have the meaning specified in Section 2.1(e).

“Liabilities” shall mean, as to any Person, all debts, adverse Claims, liabilities, commitments, responsibilities, and obligations of any kind or nature whatsoever, direct or indirect, absolute or contingent, whether accrued or unaccrued, vested or otherwise, liquidated or unliquidated, whether known or unknown, and whether or not actually reflected, or required to be reflected, in such Person’s balance sheet or other books and records.

“Lien” shall have the meaning specified in section 101(37) of the Bankruptcy Code and shall include mean any pledge, option, charge, lien, license, debentures, trust deeds, hypothecation, easement, security interest, right-of-

way, encroachment, mortgage, deed of trust, defect of title, restriction on transferability, restriction on use or other encumbrance, in each case whether imposed by agreement, law, equity or otherwise.

“Material Contracts” shall have the meaning specified in Section 4.9.

“Missing Titles” shall have the meaning specified in Section 3.6(c).

“Necessary Consent” shall have the meaning specified in Section 2.4(a).

“Neutral Accountant” shall mean a national independent accounting firm selected by Buyer and reasonably acceptable to Sellers.

“Notices” shall have the meaning specified in Section 9.4.

“Order” shall mean any judgment, order, injunction, writ, ruling, decree, stipulation, determination, decision, verdict, or award of any Governmental Entity.

“Ordinary Course of Business” shall mean that an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if that action is taken in the ordinary course of business of such Person, consistent with past practices immediately prior to the Petition Date, but subject, however, to changes arising or resulting from (x) the filing or pendency of the Chapter 11 Cases, and (y) the COVID-19 pandemic.

“Outside Date” shall mean July 7, 2020.

“Owned Equipment” shall have the meaning specified in Section 2.1(f).

“Owned Real Property” shall mean all Real Property owned by Sellers Relating to the Business.

“Owned Vehicles” shall the meaning specified in Section 2.1(d).

“Party” or “Parties” shall have the meaning specified in the preamble.

“Permits” shall mean permits, licenses, registrations, certificates of occupancy, approvals, consents, clearances and other authorizations issued by any Governmental Entity.

“Permitted Liens” shall mean: (a) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings; (b) statutory liens of landlords, carriers, warehousemen, mechanics, and materialmen incurred in the Ordinary Course of Business for sums not yet due; (c) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security; (d) applicable zoning, subdivision, building and other land use Laws and other land use restrictions that do not impair the present use of the subject Real Property; (e) liens or encumbrances that arise solely by reason of acts of Buyer or its successors and assigns or otherwise consented to by Buyer in accordance with the terms of this Agreement; (f) easements, covenants, conditions, restrictions and other similar encumbrances on Real Property that arise in the Ordinary Course of Business; (g) non-exclusive licenses granted in the Ordinary Course of Business; or (h) any Lien that will be removed or released by operation of the Sale Order or any other Order of the Bankruptcy Court.

“Person” shall mean an individual, a partnership, a joint venture, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization, a joint stock company, a labor union, an estate, a Governmental Entity or any other entity.

“Personally Identifiable Information” shall mean all personally identifiable information held by, or under the control of Sellers, or used by Sellers Relating to the Business.

“Petition Date” shall have the meaning specified in the recitals.

“Post-Closing Covenant” shall have the meaning specified in Section 9.13.

“Proceeding” shall mean any action, arbitration, audit, known investigation (including a notice of preliminary investigation or formal investigation), notice of violation, hearing, litigation or suit (whether civil, criminal or administrative), other than the Chapter 11 Cases, commenced, brought, conducted or heard by or before any Governmental Entity, including but not limited to any and all such actions related to restitution or remission in criminal proceedings and civil forfeiture and confiscation proceedings under the Law of any jurisdiction.

“Property Taxes” shall mean all Real Property Taxes, personal property Taxes and similar ad valorem Taxes.

“Purchase Price” shall have the meaning specified in Section 3.2(a).

“Real Property” shall mean any real estate, land, building, structure, improvement or other real property of any kind or nature whatsoever owned, leased or occupied by any Person, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.

“Relating to the Business” shall mean used primarily or exclusively in the operation or conduct of the Business as conducted as of immediately prior to the Petition Date, but shall exclude Shared Services.

“Representative” shall mean, with respect to any Person, such Person’s officers, directors, managers, employees, agents, representatives and financing sources (including any investment banker, financial advisor, accountant, legal counsel, consultant, other advisor, agent, representative or expert retained by or acting on behalf of such Person or its Subsidiaries or Affiliates).

“Sale Hearing” shall mean be as defined in the Sale Motion.

“Sale Motion” shall mean the motion of Sellers, in form and substance reasonably satisfactory to Buyer, seeking entry of the Sale Order.

“Sale Order” shall mean an Order of the Bankruptcy Court reasonably satisfactory to Buyer pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code authorizing and approving, inter alia, the sale of the Acquired Assets to Buyer on the terms and conditions set forth herein, which shall, among other things: (a) approve the assumption and assignment to Buyer of the Assumed Contracts; (b) approve of the consummation of the Transaction contemplated by the Agreement; (c) find that the sale by Sellers to Buyer of the Acquired Assets is free and clear of all Claims (including any and all intercompany claims between and/or among the Sellers, any of the Companies and/or their respective Affiliates and Subsidiaries) and Liens; (d) find that Buyer is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code and grant Buyer the protections of Section 363(m) of the Bankruptcy Code.

“Seller” or “Sellers” shall have the meaning specified in the preamble.

“Seller Material Adverse Effect” shall mean any change, effect, event, occurrence, circumstance, state of facts or development that, individually or in the aggregate (taking into account all other such changes, effects, events, occurrences, circumstances, states of facts or developments), (a) has had, or would reasonably be expected to have, a material adverse effect on the ability of Sellers to consummate the Transactions or (b) has had, or would reasonably be expected to have, a material adverse effect on the Business or the Acquired Assets, taken as a whole; provided, however, the term “material adverse effect” shall not include any change, effect, event, occurrence, circumstance, state of facts or development that, directly or indirectly, alone or taken together, arising out of or attributable to: (i) any change generally affecting the international, national or regional markets applicable to the Business; (ii) any changes in, or effects arising from or relating to, national or international political or social conditions, including the engagement by the United States or any other country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States or any other country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States; (iii) changes in, or effects arising from or relating to, financial, banking, or securities markets (including (A) any disruption of any of the foregoing markets, (B) any change in currency exchange rates, (C) any decline or rise in the price of any security, commodity, contract or index and (D) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement); (iv) changes in Law, GAAP or official interpretations of the foregoing; (v) acts of nature, including outbreaks of illness or health emergencies (including the COVID-19 pandemic), hurricanes, storms, floods, earthquakes and other natural disasters or force majeure events; (vi) the effect of any action required to be taken by this Agreement; (vii) the pendency of the Chapter 11 Cases; (viii) any changes arising from, or effects of, any objections in the Bankruptcy Court to (A) this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, (B) the reorganization of any Seller and/or any of its Affiliates or Subsidiaries and any related plan of reorganization or disclosure statement, (C) the Sale Motion, or (D) the assumption or rejection of any assumption pursuant to Section 365 of the Bankruptcy Code; (ix) except as set forth herein, the execution and delivery of this Agreement or the announcement thereof or consummation of the Transactions or the identity, nature or ownership of Buyer, including the impact thereof on the relationships, contractual or otherwise, of the Business with employees, customers, lessors, suppliers, vendors or other commercial partners; and (x) any action taken by any Seller at the express written request of Buyer; which, in the case of any of the foregoing clauses (i) through (v) does not disproportionately affect the Business relative to other companies that participate in the markets and industries applicable to the Business.

“Sellers’ Representative” shall have the meaning specified in Section 9.18.

“Shared Services” means services of any kind used by Sellers in the operation of the Business that are owned by or also utilized by Comcar and/or its Subsidiaries or Affiliates, including any Sellers, in the conduct of their business other than the Business.

“Status Report” shall have the meaning set forth in Section 3.6(b).

“Subsidiary” shall mean, with respect to any Person (a) a corporation, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (b) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership, or (c) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest thereof or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tax” or “Taxes” shall mean any and all taxes, assessments, levies, duties or other governmental charge imposed by any Governmental Entity, including any income, alternative or add-on minimum, accumulated earnings, franchise, capital stock, unclaimed property or escheatment, environmental, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, Real Property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, withholding, corporation, inheritance, value added, stamp duty reserve, estimated or other tax, assessment, levy, duty (including duties of customs and excise) or other governmental charge of any kind whatsoever, including any payments in lieu of taxes or other similar payments, chargeable by any Tax Authority together with all penalties, interest and additions thereto, whether disputed or not.

“Tax Authority” shall mean any taxing or other authority (whether within or outside the U.S.) competent to impose Tax.

“Tax Return” shall mean any and all returns, declarations, reports, documents, Claims for refund, or information returns, statements or filings which are supplied or required to be supplied to any Tax Authority or any other Person, including any schedule or attachment thereto, and including any amendments thereof.

“Transaction Documents” shall mean this Agreement and any agreement, instrument or other document entered into pursuant to the terms hereof, including the Escrow Agreement, TSA, Facility Leases, and other Exhibits.

“Transactions” shall mean the transactions contemplated by this Agreement, including the purchase and sale of the Acquired Assets as provided for in this Agreement.

“Transfer Tax” or “Transfer Taxes” shall mean any sales, use, transfer, conveyance, documentary transfer, stamp, recording or other similar Tax imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto, but such term shall not include any Tax on, based upon or measured by, the net income, gains or profits from such sale, transfer or assignment of the property or any interest therein.

“Transferred Intellectual Property” shall have the meaning specified in Section 2.1(l).

“Transportation Software Licenses” shall have the meaning specified in Section 2.1(m).

“TSA” shall have the meaning set forth in Section 6.6(b).

“Unpaid Benefits” shall have the meaning set forth in Section 2.2(d);

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Vehicles” shall mean trucks, tractors, “yard dogs” and trailers (including rolling stock).

1.2 Interpretation.

(a)Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(b)Words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(d)A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(e)All references to “$” and dollars shall be deemed to refer to United States currency.

(f)All references to any financial or accounting terms shall be defined in accordance with GAAP.

(g)The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Disclosure Schedule and exhibit references are to this Agreement unless otherwise specified. All article, section, paragraph, schedule and exhibit references used in this Agreement are to articles, sections and paragraphs of, and schedules and exhibits to, this Agreement unless otherwise specified.

(h)The meanings given to terms defined herein shall be equally applicable to both singular and plural forms of such terms.

(i)When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references herein to time are references to New York City time, unless otherwise specified herein.

(j)If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(k)A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended or supplemented, except to the extent prohibited by this Agreement or that other agreement or document.

(l)Exhibits, Schedules and Annexes to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

ARTICLE 2
ACQUIRED ASSETS AND ASSUMPTION OF LIABILITIES

2.1 Assets to be Acquired. Subject to the entry of the Sale Order, and the terms and conditions of this Agreement and the Sale Order, at the Closing, Sellers shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Sellers all of Sellers’ right, title and interest, free and clear of all Liens (except for the Permitted Liens), in each and all of the Acquired Assets. “Acquired Assets” shall mean all properties, assets, interests and rights of every nature, tangible and intangible of Sellers (real or personal, now or existing or hereafter acquired, whether or not reflected on the books or financial statements of Sellers) Relating to the Business, and in any event, including the following assets, except the Excluded Assets shall not be Acquired Assets:

(a)all Assumed Contracts;

(b)subject to the right of Sellers to retain copies (at their expense and subject to Section 6.11), all Acquired Business Information in the possession or reasonable control of any Seller and whether in hard or electronic format;

(c)all goodwill associated with the Business, the Acquired Assets and the Assumed Liabilities;

(d)all Vehicles owned by Sellers Relating to the Business, including those listed on Schedule 2.1(d) (the “Owned Vehicles”);

(e)all rights of Sellers to the Vehicles which are leased pursuant to an Assumed Contract (the “Leased Vehicles”), including those listed on Schedule 2.1(e);

(f)Sellers’ owned equipment, machinery, furniture, spare parts, fixtures, furnishings, office equipment, communications equipment, and other tangible personal property and improvements Relating to the Business (the “Owned Equipment”), including those listed on Schedule 2.1(f);

(g)all rights of Sellers to the equipment, machinery, furniture, spare parts, fixtures, furnishings, office equipment, computers, printers, scanners, communications equipment, and other tangible personal property and improvements which are leased pursuant to an Assumed Contract (collectively with the Owned Vehicles, Leased Vehicles, and Owned Equipment, the “Equipment”), including those listed on Schedule 2.1(g);

(h)all rights of Sellers to the warranties, express or implied, and licenses received from manufacturers and sellers of the Equipment;

(i)all Claims and causes of action against any Person of every kind and description Relating to the Business, and all Claims of any Seller to the extent arising from or relating to or in connection with the Acquired Assets or the Assumed Liabilities or Relating to the Business (regardless of whether or not asserted by any Seller and it being understood that the Claims set forth in this Section 2.1(i) shall include Claims against any third Person counterparty of the Business), all of the proceeds from the foregoing which are accrued and unpaid as of the Closing, all rights of indemnity, warranty rights, guaranties received from vendors, suppliers or manufacturers, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by any Seller against other Persons and the prosecution files of Sellers related thereto, in each case, to the extent exclusively related to the Acquired Assets or the Assumed Liabilities (regardless of whether such rights are currently exercisable);

(j)all current assets Relating to the Business as of immediately prior to the Closing, except cash, cash equivalents and Accounts Receivable;

(k)all deposits and prepaid expenses of Sellers relating to any of the Assumed Contracts;

(l)all Intellectual Property Rights solely Relating to the Business (the “Transferred Intellectual Property”); and

(m)all rights of Sellers to the TMW, TMT, PeopleNet and Omnitracs licenses Relating to the Business and Acquired Assets (the “Transportation Software Licenses”), to the extent transferrable as license(s) separate from any rights and obligations of any Comcar Subsidiary or Affiliates, other than Sellers, or otherwise not Related to the Business.

Notwithstanding anything to the contrary, Buyer shall only acquire the Acquired Assets and neither Buyer nor any Affiliate of Buyer shall acquire, and there shall be excluded from the definition of Acquired Assets, any and all Excluded Assets.

2.2 Liabilities to be Assumed by Buyer. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall assign to Buyer, and Buyer shall assume from Sellers and pay when due, perform and discharge, in due course, without duplication, each of the Assumed Liabilities. “Assumed Liabilities” shall mean solely the following Liabilities:

(a)all Liabilities of Sellers under each of the Assumed Contracts that first become due from and after the Closing Date (including the Cure Costs);

(b)all Liabilities related to Property Taxes imposed upon or assessed directly against the Acquired Assets attributable to the period after the Closing Date;

(c)all Liabilities related to Transfer Taxes related to the Transaction;

(d)all Liabilities relating to any accrued but unpaid benefits to Employees that accept an offer of employment with Buyer pursuant to Section 6.14 (“Unpaid Benefits”);

(e)all Liabilities first arising from or after the Closing with respect to or relating to the ownership or operation of any of the Acquired Assets or Relating to the Business (except for Excluded Liabilities); and

(f)all Cure Costs.

2.3 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, Buyer shall not and does not assume, and shall be deemed not to have assumed and shall not be obligated to pay, perform, discharge or in any other manner be liable or responsible for any Liabilities of Sellers that are not Assumed Liabilities, whether existing on the Closing Date or arising thereafter, including Liabilities relating to or arising out of any of the following (collectively, the “Excluded Liabilities”):

(a)all costs and expenses incurred or to be incurred by Sellers in connection with this Agreement and the consummation of the Transactions;

(b)all Liabilities (i) related to any current or former employee (including the Employees), candidate for employment, officer, director, consultant, or contractor of any Seller or of any Subsidiary or Affiliate of any Seller or (ii) arising under, in connection with or in any way relating to any Benefit Plan and any other compensation or benefit plans, programs, arrangements, or agreements of any kind (including all assets, trusts, insurance policies and administration service contracts related thereto) at any time maintained, sponsored, contributed to or required to be contributed to by any of Sellers, any of their Subsidiaries or Affiliates, or any ERISA Affiliate or under or with respect to which any Seller or any Subsidiary or Affiliate of any Seller has or has had any Liability, including on account of an ERISA Affiliate or on account of Buyer or any of its Affiliates being deemed successor of the Business;

(c)except as provided under Section 2.2(d), all Liabilities arising out of, relating to or with respect to any and all Employees, and contractors of Sellers or any of their Subsidiaries or Affiliates arising at any time before Closing;

(d)all Liabilities for any and all Taxes of Sellers (including any Liability of Sellers for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise) except for Taxes for which Buyer is liable pursuant to Section 2.2;

(e)all Liabilities to any broker, finder or agent or similar intermediary for any broker’s fee, finders’ fee or similar fee or commission relating to the transactions contemplated by this Agreement for which any Seller or its Subsidiaries or Affiliates are responsible; and

(f)all Liabilities arising at any time before Closing with respect to or relating to the ownership or operation of any of the Acquired Assets or Relating to the Business (except for the Assumed Liabilities).

provided that in the event of any conflict between Section 2.2 and this Section 2.3, Section 2.3 will control.

2.4 Non-Assignment of Assumed Contracts; Wrong Pockets; Objections to Assignment; Identification of Assumed Contracts.

(a)Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assumed Contract which, after giving effect to the provisions of Section 365 of the Bankruptcy Code and the Sale Order, is not assignable or transferable without the consent of any Person, other than the Sellers, any of their respective Subsidiaries or Affiliates or Buyer, to the extent that such consent shall not have been given prior to the Closing; provided, however, that (i) the Sellers shall use, whether before or after the Closing, their commercially reasonable efforts to obtain all necessary consents (each, a “Necessary Consent”) to the assignment and transfer thereof, it being understood that, to the extent the foregoing shall require any action by the Sellers that would, or would continue to, have an adverse effect on the business of Buyer or any of its Affiliates after the Closing, such action shall require the prior written consent of Buyer, and (ii) in the event that any Assumed Contract is deemed not to be assigned pursuant to clause (i) of this Section 2.4(a), the Sellers shall (A) use commercially reasonable efforts to obtain such Necessary Consents as promptly as practicable after the Closing and (B) cooperate in good faith in any lawful and commercially reasonable arrangement reasonably proposed by Buyer, including subcontracting, licensing or sublicensing to Buyer any or all of any Seller’s rights and obligations with respect to any such Assumed Contract, under which Buyer shall obtain (without infringing upon the legal rights of such third party or violating any Law) the economic rights and benefits under such Assumed Contract with respect to which such Necessary Consent has not been obtained. Upon satisfying any requisite consent requirement applicable to such Assumed Contract after the Closing, such Assumed Contract shall promptly be transferred and assigned to Buyer in accordance with the terms of this Agreement and such transfer and assignment shall be without any additional payment by Buyer. These commercially reasonable efforts shall not require any material payment or other material consideration from the Sellers or the Buyer (other than the Cure Costs), and any such consent shall contain terms and conditions reasonably acceptable to the Parties, and nothing in this Section 2.4(a) or otherwise shall prevent any Seller that is a Debtor from terminating, dissolving, liquidating, or winding up. For the avoidance of doubt, the term “material” in the prior sentence means material in the context of the relevant Assumed Contract.

(b)Subject to Section 2.4(a), if after the Closing (i) Buyer or any of its Affiliates holds any Excluded Assets or Excluded Liabilities or (ii) any Seller or any of their Affiliates holds any Acquired Assets or Assumed Liabilities, Buyer or the applicable Seller, will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other party. Prior to any such transfer, the party receiving or possessing any such asset will hold it in trust for such other party.

(c)If the assumption and assignment of any Assumed Contract is objected to by any Person, including any Contract counterparty, then Buyer and the applicable Seller shall cooperate and use commercially reasonable efforts to seek to resolve such objection, including potentially the defense of any such assumption and assignment in the Bankruptcy Court.

2.5 Assumption and Assignment of Contracts and Leases.

(a)Sellers shall assume and, to the extent assignable, assign the Material Contracts listed on Schedule 2.5(a) to Buyer, effective on and as of the Closing (collectively, the “Assumed Contracts”); provided, however, except for the Contracts set forth on Schedule 2.5(a)(i), Buyer may at any time prior to five (5) Business Days prior to the Sale Hearing, by written notice to Sellers, add or remove Material Contracts from Schedule 2.5(a); provided further, that Sellers shall not be required to assume and assign any (i) leases or other Contracts for Vehicles or other equipment used by any Comcar Subsidiaries or Affiliates, other than Sellers, or otherwise not Related to the Business, and (ii) Contracts pursuant to which any goods or services are provided to any Comcar Subsidiaries or Affiliates, other than Sellers, or otherwise not Related to the Business.

(b)At the Closing, Sellers shall, pursuant to the Sale Order and the Bill of Sale and Assignment and Assumption Agreement, sell, and assume and assign to Buyer (the consideration for which is included in the Purchase Price), all Assumed Contracts that may be assigned by any such Seller to Buyer pursuant to Sections 363 and 365 of the Bankruptcy Code, as applicable, subject to provision by Buyer of adequate assurance as may be required under Section 365 of the Bankruptcy Code and payment by Buyer of the Cure Costs in accordance with Section 6.10 in respect of Assumed Contracts pursuant to and in accordance with Section 365 of the Bankruptcy Code, as applicable, and the Sale Order. At the Closing, Buyer shall assume, and thereafter in due course and in accordance with its respective terms (as may be amended) pay, fully satisfy, discharge and perform all of the obligations under each Assumed Contract that are Assumed Liabilities, pursuant to Section 365 of the Bankruptcy Code, as applicable.

2.6 Rejection of Contracts. Until after the Closing, Sellers will not reject or seek to reject any Contract of the Business, any Assumed Contract or any Contract set forth on Schedule 2.6, in each case without Buyer’s prior written consent (in its sole discretion).

2.7 Withholding. Buyer and its Affiliates shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as they reasonably determine that they are required to deduct and withhold with respect to the making of such payment under the Code and any provision of state, local or non-U.S. Tax Laws. To the extent that amounts are so withheld and paid over to the applicable Tax Authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person entitled to receipt of such payment. Buyer and Sellers shall cooperate in good faith and provide any executed documents or take any action, as reasonably requested, to reduce or eliminate withholding with respect to any amounts payable pursuant to this Agreement.

2.8 Abandoned Vehicles. Sellers reserve the right, in their reasonable discretion, to abandon any Vehicles being repaired by a third party if the cost, or estimated cost, of such repair exceeds the market value of such Vehicle. Sellers shall notify Buyer in writing of any such abandoned Vehicles prior to Closing. Any such abandoned Vehicles shall not be Acquired Assets.

ARTICLE 3
CLOSING; PURCHASE PRICE

3.1 Closing; Transfer of Possession; Certain Deliveries.

(a)The consummation of the Transactions (the “Closing”) shall take place on or before the second Business Day after the satisfaction of all of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or the waiver thereof at the Closing by the Party entitled to waive that condition) or on such other date as the Parties hereto shall mutually agree. The Closing shall be held by electronic exchange of executed documents (or, if the parties elect to hold a physical Closing, at the offices of DLA Piper, at 10:00 a.m. Eastern Time, unless the Parties hereto otherwise agree). The actual date of the Closing, effective 11:59 p.m. prevailing Eastern time on such date, is herein called the “Closing Date”.

(b)At the Closing, Sellers shall deliver to Buyer:

(i) for each Seller, an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of such Seller certifying that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied;

(ii) the duly executed Bill of Sale and Assignment and Assumption Agreement;

(iii) the duly executed TSA, as applicable;

(iv) the duly executed Facility Leases;

(v) for each Seller, (or if any Seller is a disregarded entity for U.S. federal income tax purposes, its regarded owner) that is a U.S. Person, a duly executed FIRPTA Affidavit from each such Seller (or, if such Seller is a disregarded entity for U.S. federal income tax purposes, its regarded owner);

(vi) certificates of title (with lien releases, where necessary, and signed by Sellers) to the Owned Vehicles (or arrangements made with the lienholders/lessors for delivery of the titles post-Closing);

(vii) access to the Acquired Business Information

(viii) closing statement, duly executed by the appropriate officers of Sellers, showing the Purchase Price and funds flow as of the Closing Date (“Closing Statement”); and

(ix) such other assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may otherwise be necessary to evidence and effect sale, assignment, transfer, conveyance and delivery of the Acquired Assets to Buyer and assumption of Assumed Liabilities by Buyer.

(c)At the Closing, Buyer shall deliver to Sellers:

(i) payment by wire transfer of immediately available funds to an account set forth by Sellers of an aggregate amount equal to (A) the Purchase Price, minus (B) Deposit (subject to Section 3.6);

(ii) an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(iii) the duly executed Bill of Sale and Assignment and Assumption Agreement;

(iv) the duly executed TSA, as applicable;

(v) the duly executed Facility Leases;

(vi) the duly executed Closing Statement;

(vii) certified resolutions of Buyer approving this Agreement and the purchase of the Acquired Assets from Sellers; and

(viii) such other assignments and other instruments of transfer or conveyance as Sellers may reasonably request or as may otherwise be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Acquired Assets to Buyer and assumption of Assumed Liabilities by Buyer.

3.2 Consideration.

(a)Purchase Price. The aggregate consideration for the Acquired Assets (the “Purchase Price”) shall be equal to (i) Nine Million Dollars ($9,000,000) , plus (ii) Sellers’ Proration Amount, if any, minus (iii) the Buyer Proration Amount, if any.

3.3 Deposit. Upon the execution of this Agreement, Buyer shall immediately deposit an aggregate amount equal to $900,000 in cash into the Escrow Account (the “Deposit”). The Deposit shall be released and delivered (together with all accrued investment income thereon) by the Escrow Agent to either Buyer or Sellers, as applicable, as follows, in each case in accordance with the Escrow Agreement:

(a)if the Closing shall occur, the Deposit (and all accrued investment income thereon that accrued for the benefit of the Sellers as additional Purchase Price) shall remain in the Escrow Account subject to Section 3.6 herein;

(b)if this Agreement is terminated by Sellers pursuant to Section 8.1(f), the Deposit, together with all accrued investment income thereon, shall be released to Sellers within five (5) Business Days of such termination; or

(c)if this Agreement is terminated for any reason (other than a termination pursuant to Section 8.1(f)), the Deposit, together with all accrued investment income thereon, shall be returned to Buyer within five (5) Business Days of such termination.

3.4 Allocation of Purchase Price. (i) The sum of the Purchase Price and the amount of the Assumed Liabilities (to the extent properly taken into account under the Code) shall be allocated among Sellers and (ii) the amount allocated to the Acquired Assets sold by each such Seller shall be further allocated among such Acquired Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). The Allocation shall be delivered by Buyer to Sellers within one hundred and eighty (180) days after the Closing. Sellers’ Representative, on behalf of Sellers, will have the right to raise reasonable objections to the Allocation within thirty (30) days after Buyer’s delivery thereof, in which event Buyer and Sellers’ Representative will negotiate in good faith to resolve such dispute. If Buyer and Sellers’ Representative cannot resolve such dispute within fifteen (15) days after Sellers’ Representative notify Buyer of such objections, such dispute with respect to the Allocation shall be resolved promptly by the Neutral Accountant, the costs of which shall be shared in equal amounts by Buyer, on the one hand, and Sellers, on the other hand. The decision of the Neutral Accountant in respect of the Allocation shall be final and binding upon Buyer and Sellers. Buyer and Sellers shall file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) consistent with the Allocation absent a change in Law; provided, however, that nothing contained herein shall prevent Buyer or any Seller from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Allocation, and neither Buyer nor any Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging such Allocation. Buyer and any applicable Seller shall promptly notify and provide the other with reasonable assistance in the event of an examination, audit, or other proceeding relating to Taxes regarding the Allocation of the Purchase Price and the amount of the Assumed Liabilities pursuant to this Section 3.4. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation.

3.5 Prorations. The following items shall be prorated between Sellers and Buyer as of the Closing Date: (i) applicable property and personal taxes (other than Transfer Taxes), (ii) utilities, (iii) lease payments under any Leases that are Assumed Contracts, and (iv) any prepaid expenses of Sellers relating to any of the Assumed Contracts. Unless otherwise stated herein, all prorations shall be on an accrual basis in accordance with GAAP, and based on the actual number of days in each month. Sellers shall be responsible for amounts relating to the period prior to the Closing Date, and Buyer shall be responsible for amounts relating from the Closing Date. Property taxes on Acquired Assets will be prorated using applicable property tax rates if known, and if not known, applicable property tax rates from the last known period shall be utilized but subject to later adjustments for actual property tax rates. The net amount of all prorations owed to Buyer and Sellers under this shall be referred to as the “Buyer Proration Amount” if owed to Buyer or the “Seller Proration Amount” if owed to Sellers.

3.6 Holdback.

(a)If the Closing shall occur, the Deposit shall be held in the Escrow Account for a period up to ninety (90) days commencing on the Closing Date (the “Holdback Period”).

(b)During the Holdback Period, Buyer shall make commercially reasonable efforts to locate all Owned Vehicles and Owned Equipment, and Seller shall be permitted to make efforts to locate such vehicles and equipment as well.

(c)During the Holdback Period, Sellers shall make good faith efforts to have all certificates of title (with lien releases, where necessary, and signed by Sellers) to the Owned Vehicles not delivered to Buyer at Closing delivered to Buyer (the “Missing Titles”);

(d)Buyer shall provide Sellers with reasonably detailed written status reports of (i) Buyer’s efforts to locate the Owned Vehicles and Owned Equipment and (ii) Buyer’s receipt of Missing Titles every two (2) weeks during the Holdback Period (each, a “Status Report”). Each Status Report shall include a list of each Owned Vehicle and piece of Owned Equipment indicating whether such assets have been located or not, and a list of the remaining Missing Titles.

(e)Prior to Closing the Parties shall make good faith efforts to agree on a reasonable valuation method for each Owned Vehicle and piece of Owned Equipment (the value of each vehicle and piece of equipment after applying such method shall be referred to herein as the “Agreed Value”). If the Parties cannot agree to a valuation method by Closing, or a dispute arises regarding an Agreed Value, such disagreement or dispute shall be resolved promptly by the Neutral Accountant, the costs of which shall be shared in equal amounts by Buyer, on the one hand, and Sellers, on the other hand. The decision of the Neutral Accountant in such situations shall be final and binding upon Buyer and Sellers.

(f)During the Holdback Period, Buyer shall pay all Cure Costs promptly upon determination of such amount.
(g)During the Holdback Period, Buyer shall pay all Unpaid Benefits promptly upon determination of such amount.

(h)Provided that the Escrow Account funds have not been fully distributed pursuant to Section 3.6(i), within five (5) days after the end of the Holdback Period, an amount equal to the sum of (i) the Agreed Value of each missing Owned Vehicle and piece of Owned Equipment, (ii) the Agreed Value of each Owned Vehicle for which its certificate of title remains a Missing Title, (iii) the amount of Execution Cure Costs paid by Buyer, (iv) the amount of Unpaid Benefits paid or to be paid by Buyer and (iv) all reasonable licensing costs/fees (not to exceed $66,000 in total) incurred by Buyer to replace the Transportation Software Licenses for the Acquired Assets that were not transferrable shall be released to Buyer from the Escrow Account, and any funds remaining in the Escrow Account after such disbursement shall be released to Sellers.

(i)Notwithstanding anything contained herein to the contrary, if prior to expiration of the Holdback Period, (i) all Execution Cure Costs and Unpaid Benefits are paid by Buyer, (ii) all reasonable licensing costs/fees (not to exceed $66,000 in total) to replace the Transportation Software Licenses for the Acquired Assets that were not transferrable are obtained and paid by Buyer, (iii) Buyer locates all of the Owned Vehicles and Owned Equipment and (iv) all certificates of title (with lien releases, where necessary, and signed by Sellers) to the Owned Vehicles are received by Buyer, then the amount of Execution Cure Costs, Unpaid Benefits and reasonable licensing costs/fees (not to exceed $66,000 in total) paid by Buyer shall be promptly released to Buyer from the Escrow Account, and the funds remaining in the Escrow Account after such disbursement shall be promptly released to Sellers.

(j)Unless otherwise mutually agreed to by the Parties, within five (5) business days after the Escrow Account funds have been fully distributed pursuant to Section 3.6(h), Buyer shall deliver to Sellers (i) titles to the missing Owned Vehicles (or retained by Sellers if not previously delivered to Buyer), and (ii) possession of any Owned Vehicle for which its certificate of title remains a Missing Title to Sellers’ terminal location for which such vehicle was domiciled immediately prior to Closing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Sellers jointly and severally hereby represent and warrant to Buyer, as of the Agreement Date and as of the Closing as follows:

4.1 Organization.

(a)Each Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or limited liability company power and authority, as applicable, to own and hold its assets, rights and properties and to conduct its business as now owned, held and conducted in its jurisdiction of organization and in the other jurisdictions in which it is required to register or qualify to do business.

(b)Each Seller (i) is duly qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, and is in good standing under the Laws of each jurisdiction where the nature of the property owned or leased by it or the nature of the Business makes such qualification or license necessary, except where any such failure to be so qualified or licensed, individually in the aggregate, would not result in a Seller Material Adverse Effect, and (ii) pursuant to Sections 1107 and 1108 of the Bankruptcy Code and the Orders of the Bankruptcy Court, has all necessary corporate or limited liability company power and authority to own and operate its properties, to lease the property it operates under lease and to conduct the Business as debtor-in-possession.

4.2 Due Authorization, Execution and Delivery; Enforceability. Each Seller has all requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the other Transaction Documents to which it is (or will become at Closing) a party and to perform its obligations hereunder and thereunder (subject, in the case of the obligation to consummate the Transactions, to the entry of the Sale Order). The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is (or will become at Closing) a party and the consummation of the Transactions have been duly and validly authorized by all requisite corporate or limited liability company action, as applicable, on the part of such Seller and no other corporate or limited liability company action, as applicable, on the part of such Seller is necessary to authorize this Agreement and such other Transaction Documents and to consummate the Transactions (subject, in the case of the obligation to consummate the Transactions, to the entry of the Sale Order). This Agreement and the other Transaction Documents to which each Seller is (or will become at Closing) party have been (or will be) duly and validly executed and delivered by such Seller and (assuming the due authorization, execution and delivery by all parties hereto and thereto, other than such Seller) constitute (or will constitute) valid and binding obligations of such Seller enforceable against such Seller in accordance with their terms (subject to the entry of the Sale Order).

4.3 Governmental Consents. No notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Entity is required by any Seller with respect to such Seller’s execution, delivery and performance of any Transaction Document to which it is (or will become at Closing) a party or the consummation of the Transactions, except (a) the Sale Order having been entered by the Bankruptcy Court and (b) any consent, approval or authorization of or designation, declaration or filing with any Governmental Entity the failure of which to be made or obtained would not, individually or in the aggregate, be, or reasonably be expected to be, material to the Business or the assets of the Companies.

4.4 No Conflicts. Schedule 4.4 sets forth a true and complete list of all Necessary Consents. Subject to the receipt of the Necessary Consents set forth on Schedule 4.4, and the Sale Order having been entered by the Bankruptcy Court, the execution, delivery and performance by each Seller of any Transaction Document to which such Seller is (or will become at Closing) a party, and the consummation of the Transactions, does not and will not (a) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation of any right or obligation or to a loss of any benefit under any provision of any Contract; (b) conflict with or result in any breach of any provision of its certificate of incorporation or bylaws or comparable governing documents, (c) result in a violation of any Law or Order applicable to it or (d) result in the creation or imposition of any Lien on any Acquired Assets other than Permitted Liens, except, in the case of clauses (b), (c) and/or (d), as would not, individually or in the aggregate, be, or reasonably be expected to be, materially adverse to the Acquired Assets or the Business, taken as a whole.

4.5 Acquired Assets. Upon the terms and subject to the conditions contained in this Agreement and subject to requisite Bankruptcy Court approvals and the terms of the Sale Order, at the Closing, Sellers shall transfer and deliver to Buyer good and valid title to the Acquired Assets, free and clear of all Liens (other than Permitted Liens).

4.6 Litigation; Orders. Except for the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, or as set forth on Schedule 4.6, (a) there is no Claim, Proceeding or Order pending, outstanding or, to any Sellers’ Knowledge, threatened against any Seller (i) that would reasonably be expected to be material to the Business, the Employees, contractors of Sellers or the Acquired Assets or (ii) that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby and (b) as of the Agreement Date, there is no Proceeding by any Seller pending, or which a Seller has commenced preparations to initiate, against any other Person relating to or affecting the Business or the Acquired Assets.

4.7 Employment Matters. No Employee is covered by, and the Company is not bound by, a collective bargaining or other labor-related agreement with any union or employee organization. The Company is not a party to, or otherwise bound by, any Order, consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Schedule 4.7 sets forth a true and correct list of all material Benefit Plans, and Sellers have delivered to Buyer copies of the plan documents and any amendments thereto with respect to each material Benefit Plan.

4.8 Compliance with Laws; Permits. The Company has been in compliance with all applicable Laws in all material respects, and the Company has not received any written notice of any alleged material violation of applicable Law from any Governmental Entity or other Person. The Company holds all material Permits necessary or required pursuant to applicable Law for the operation of the Business as presently conducted and for the ownership, lease or operation of the business and the construction of any material improvements currently under construction on the Leased Real Property. The Company has not received written notice of any material default under any Permit and no material violations exist in respect of such Permits.

4.9 Contracts and Leases. Schedule 4.9 sets forth a true and complete list of all Leases and executory Contracts of the Company that are material to the Business, and Sellers have delivered to Buyer true and complete copies of all such Leases and Contracts, each as amended as of the Agreement Date (the “Material Contracts”). Subject to receipt of the Necessary Consents and compliance with Section 6.10 and subject to the entry of the Sale Order, and any ancillary orders of the Bankruptcy Court pertaining to assumption and assignment of Contracts (a) each of the Material Contracts is in full force and effect and constitutes a valid and binding obligation of the Company or Sellers, and, to the Knowledge of Sellers, each other party thereto, and (b) except as a result of the commencement of the Bankruptcy Cases, the Company or Sellers are not in breach or default in any material respect under any of the Material Contracts and, to the Knowledge of Sellers, the other parties to such Contracts are not in breach or default in any material respect thereunder (and in each such case, to the Knowledge of Sellers, no event exists that with the passage of time or the giving of notice would constitute such material breach or default in any material respect, result in a loss of material rights, result in the payment of any damages or penalties or result in the creation of any Liens thereunder or pursuant thereto other than Permitted Liens); except (i) for those defaults that will be cured in accordance with the Sale Order, are not required to be cured pursuant to section 365(b)(1)(A) of the Bankruptcy Code, or waived in accordance with section 365 of the Bankruptcy Code, or (ii) to the extent such breach or default would not reasonably be expected to have a Seller Material Adverse Effect. Except for filings in the Chapter 11 Cases, to Sellers’ Knowledge, none of the Material Contracts have been cancelled or otherwise terminated by the Company or Sellers, and neither the Company nor Sellers have not delivered any written notice to any counterparty to such Material Contract regarding any such cancellation or termination by the Company or Sellers.

4.10 Intellectual Property.

(a)Schedule 4.10(a) sets forth a true, correct and complete list of all Intellectual Property that is, as of the Agreement Date, issued, registered, or subject to an application for registration that is Transferred Intellectual Property (the “Registered IP”).

(b)Sellers own all Registered IP and all Transferred Intellectual Property free and clear of all Liens (other than Permitted Liens), and such Registered IP remains pending or in full force and effect and has not expired or been cancelled.

(c)To the Knowledge of Sellers, (i) the Registered IP is valid and enforceable except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability and (ii) the operation of the Business is not infringing, to the Knowledge of Sellers, (i) the Registered IP is valid and enforceable except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability and (ii) the operation of the Business does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person except as would not, individually or in the aggregate, be, or reasonably be expected to be, material to the Acquired Assets taken as a whole. Except as provided for in Schedule 4.10(c), to the Knowledge of Sellers, no Person is infringing, misappropriating or otherwise violating the Registered IP or other Transferred Intellectual Property owned by Sellers.

4.11 Brokers’ Fees and Commissions. Except as set forth on Schedule 4.11, no Seller nor any of its Affiliates, members, managers, directors, officers, employees or agents has employed or has an liability to any investment banker, broker, finder, agent or similar intermediary in connection with this Agreement, the other Transaction Documents, or the Transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s fee, finder’s fee, or similar fee or commission in connection therewith based on any agreement, arrangement or understanding.

4.12 Financial Statements. Sellers have delivered to Buyer complete copies of (a) the unaudited balance sheets of the Company at December 31, 2017, 2018 and 2019, and related unaudited statements of income for the fiscal years then ended; and (b) the unaudited balance sheet of the Company at March 27, 2020, and the related unaudited statements of income for the three-month period then ended.

4.13 Owned/Leased Vehicles. The make, model, vehicle identification and mileage information (as of the time stated) regarding the Owned Vehicles set forth on Schedule 2.1(d) and the Leased Vehicles set forth on Schedule 2.1(e) is materially true and accurate as of the Closing.

4.14 Safety. The Company currently maintains a satisfactory safety and fitness rating from the Federal Motor Carrier Safety Commission (“FMCSA”). To the Knowledge of Sellers, the Company has not received any written notice of any intended, pending or proposed audit of operations by the Department of Transportation (“DOT”) or any other governmental entity having jurisdiction over the Business operations.

4.15 Drivers; Non-Driver Employees; Owner-Operators. Sellers have provided Buyers with accurate lists (as of the date indicated on such list) of: (a) all full time DOT qualified drivers actively taking dispatch with respect to the Business operations, (b) all full-time and part-time non-driver employees that work exclusive for the Company, and (c) all owner-operators contracted with the Company.

4.16 Customers. Schedule 4.16 sets forth a list of the Company’s ten (10) largest customers (by consolidated revenue) for the interim period from January 1, 2019, through December 31, 2019 (each, a “Material Customer”), together with a list of the current written contracts included in the Assumed Contracts with each such Material Customer, if any, true, correct and complete copies of which, including all modifications and amendments thereto, have been made available to Purchaser (collectively, “Customer Contracts”).

4.17 Tax and Other Returns and Reports. Except as set forth on Schedule 4.17, all material federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by any of the Sellers on or before the Closing Date with respect to the Acquired Assets or the Business (including any extensions) (the “Tax Returns”) with respect to any federal, state, local or foreign Taxes (including, without limitation, all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school, fuel and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof) have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of the Sellers for Taxes for the periods, property or events covered thereby. Except as set forth on Schedule 4.17, all Taxes with respect to the Acquired Assets or the Business, including without limitation those which are called for by the Tax Returns, have been properly accrued or paid and no Taxes are currently delinquent. Except as set forth on Schedule 4.17, Sellers have not received any notice of assessment or proposed assessment in connection with any Tax Returns and, to the Knowledge of Sellers, there are no pending tax examinations or audits of or tax claims asserted against Seller with respect to the Acquired Assets or the Business. Except as set forth on Schedule 4.17, Sellers have not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes with respect to the Acquired Assets or the Business. As of the Closing Date, there are no tax liens (other than any lien for current taxes not yet due and payable) on any of the Acquired Assets.

4.18 Exclusive Representations and Warranties. Except for the representations and warranties contained in this Article 4 (as modified by the Disclosure Schedules), none of Sellers, their respective Affiliates, nor any of their respective Representatives, makes or has made any other representation or warranty on behalf of Seller. Except for the representations and warranties contained in this Article 4 (as modified by the Disclosure Schedules), Sellers are selling the Acquired Assets “as is-where is” and disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any Representative of Seller or any of their respective Affiliates). The disclosure of any matter or item in any schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Seller Material Adverse Effect.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyers, jointly and severally, hereby represent and warrant to Sellers, as of the Agreement Date, and as of the Closing, except as set forth on the Disclosure Schedules, as follows:

5.1 Organization. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Buyer has all necessary corporate power and authority to own and operate its properties, to lease the property it operates under lease and to conduct its business.

5.2 Due Authorization, Execution and Delivery; Enforceability. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is (or will become at Closing) a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is (or will become at Closing) a party and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on the part of Buyer and no other corporate action on the part of Buyer is necessary to authorize this Agreement and such other Transaction Documents and to consummate the Transactions. This Agreement and the other Transaction Documents to which Buyer is (or will become at Closing) party have been (or will be) duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by all parties hereto and thereto, other than Buyer) constitute (or will constitute) valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, in each case except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.3 Governmental Approvals. No notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Entity is required by Buyer with respect to Buyer’s execution and delivery of any Transaction Document to which it is (or will become at Closing) a party or the consummation of the Transactions, except (a) the Sale Order having been entered by the Bankruptcy Court and (b) any consent, approval or authorization of or designation, declaration or filing with any Governmental Entity the failure of which to be made or obtained would not, individually or in the aggregate, be reasonably expected to result in a Buyer Material Adverse Effect.

5.4 No Conflicts. The execution, delivery and performance by Buyer of any Transaction Document to which Buyer is (or will become at Closing) a party and the consummation of the Transactions, does not and will not (a) conflict with or result in any breach of any provision of its certificate of incorporation or bylaws or comparable governing documents, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material Contract of Buyer, or (c) result in a violation of any Law or Order applicable to it, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, result in a Buyer Material Adverse Effect.

5.5 Sufficiency of Funds. Buyer has sufficient cash on hand to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

5.6 Adequate Assurances Regarding Executory Contracts. Buyer is and will be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assumed Contracts.

5.7 Exclusive Representations and Warranties. Except for the representations and warranties contained in this Article 5 (as modified by the Disclosure Schedules), none of Buyer, its Affiliates, nor any of their respective Representatives, makes or has made any other representation or warranty on behalf of Buyer. Except for the representations and warranties contained in this Article 5 (as modified by the Disclosure Schedules), Buyer disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Sellers or their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Sellers by any Representative of Buyer or any of their respective Affiliates). The disclosure of any matter or item in any schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Buyer Material Adverse Effect.

5.8 No Outside Reliance. Except for the representations and warranties contained in Article 4 (as modified by the Disclosure Schedules) and as otherwise expressly provided in the Agreement, Buyer has not relied and will not rely on, and Sellers are not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Acquired Assets or relating thereto made or furnished by Sellers. BUYER FURTHER ACKNOWLEDGES THAT SHOULD THE CLOSING OCCUR, BUYER WILL ACQUIRE THE ACQUIRED ASSETS AND ASSUME THE ASSUMED LIABILITIES IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING ANY WITH RESPECT TO ENVIRONMENTAL, HEALTH OR SAFETY MATTERS).
ARTICLE 6
COVENANTS OF THE PARTIES

6.1 Conduct of Business Pending the Closing. During the period from the date of this Agreement and continuing until the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the Closing (the “Interim Period”), except as may be required by Order of the Bankruptcy Court (provided that Sellers have not directly or indirectly petitioned, sought, requested or moved for such order of the Bankruptcy Court or authorized, supported or directed any other Person to petition, seek, request or move for such Order of the Bankruptcy Court), Sellers shall carry on the Business in the Ordinary Course of Business except to the extent otherwise agreed in writing by the Buyer. Notwithstanding the first sentence of this Section 6.1, during the Interim Period Sellers shall not, without the prior written consent of Buyer:

(a)enter into, modify, amend, terminate, waive any material rights or obligations under or otherwise seek to reject any Material Contract or any other Contract that would be material to the Business;

(b)sell, transfer, convey, assign, or otherwise dispose of any of the Acquired Assets or permit the Company to purchase any assets outside of the Ordinary Course of Business;

(c)mortgage, pledge or subject to Liens (other than Permitted Liens) on the Acquired Assets and/or any of the assets of the Companies or any part thereof;

(d)institute, settle, compromise or agree to settle any (i) material Proceeding (other than any contested matter or proceeding in or related to the Chapter 11 Cases) before any Governmental Entity relating to the Company or (ii) any pending or threatened Claim that could give rise to Liabilities or could impose any binding obligation, whether contingent or realized, on the Company;

(e)take any action outside of the Ordinary Course of Business;

(f)license Intellectual Property Rights except for licenses in the Ordinary Course of Business;

(g)enter into any Contract providing for capital expenditures with respect to the Business in an amount to be paid after the Closing of more than $25,000, individually, or $100,000, in the aggregate;

(h)authorize, commit, agree to or enter into any Contract to do any of the foregoing.

Nothing contained in this Agreement is intended to give Buyer or its Affiliates, directly or indirectly, the right to control or direct the business of Sellers prior to the Closing.

6.2 Access. Subject to applicable Law, during the Interim Period, Sellers (a) shall give Buyer and its Representatives reasonable access during normal business hours to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, data (including TMW, TMT, PeopleNet and Omnitracs data), books and records of Sellers to the extent relating to the Business, as Buyer reasonably deems necessary in connection with effectuating the transactions contemplated by this Agreement, (b) shall furnish to Buyer and its Representatives such financial, operating and property data to the extent relating to the Business and other information as Buyer and its Representatives reasonably request and (c) shall cooperate reasonably with Buyer in its investigation of the Business. It is acknowledged and understood that no investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or other agreement given or made by Sellers hereunder. Buyer agrees that any on-site inspections of any of Acquired Assets, including of the Owned Real Property and Leased Real Property that will be leased by Buyer pursuant to the Facility Leases, shall be conducted in the presence of Sellers or their Representatives. All inspections shall be conducted so as not to interfere unreasonably with the use of any of the Owned Real Property or Leased Real Property by Sellers. Notwithstanding the foregoing, Buyer shall not (i) have, by virtue of this Section 6.2, any additional access or investigation right to the extent it relates to the negotiation of this Agreement or the Transactions or (ii) conduct or cause to be conducted any sampling, testing, or subsurface or otherwise invasive investigation of the air, soil, surface water, groundwater, building materials or other environmental media (commonly known as a Phase II environmental assessment) at any property of Sellers, including any Leased Real Property.

6.3 Public Announcements. Buyer and Sellers will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or public announcement of this Agreement and the Transactions, but neither Buyer nor Sellers shall issue any press release without the prior written approval of the other Party, in each case except as may be required by Law, court process (including the filing of this Agreement with the Bankruptcy Court as an exhibit to the Sale Motion) or by obligations pursuant to any listing agreement with any national securities exchange, in which case the non-disclosing party will have the right to review and comment on such release, announcement or communication prior to publication. Buyer and Sellers shall cause their respective Affiliates and Representatives to comply with this Section 6.3.

6.4 Tax Matters.

(a)All Transfer Taxes arising out of the transfer of the Acquired Assets pursuant to this Agreement shall be borne by Buyer. Sellers and Buyer shall cooperate to timely prepare and file any Tax Returns relating to such Transfer Taxes, including any Claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Buyer or Sellers, as applicable, shall file all necessary documentation and returns with respect to such Transfer Taxes when due, and shall promptly, following the filing thereof, furnish a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax to the other Parties hereto. Buyer shall pay all such Transfer Taxes when due.

(b)Each of Buyer, on the one hand, and Sellers, on the other hand, shall cooperate fully, as and to the extent reasonably requested, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes and shall furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets and the Business as is reasonably necessary for filing of all Tax Returns, including any Claim for exemption or exclusion from the application or imposition of any Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any Proceeding relating to any Tax Return.

6.5 Approvals; Commercially Reasonable Efforts; Notification; Consent.

(a)Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonably efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions. Without limiting the generality of the foregoing, the Parties will use their respective reasonable best efforts to (i) take all actions necessary to transfer the Acquired Assets, (ii) take all actions necessary to cause all conditions set forth in Article 7 to be satisfied as soon as practicable, (iii) lift or rescind any existing Order preventing, prohibiting or delaying the consummation of the Transactions, (iv) effect all necessary registration, applications, notices and other filings required by applicable Law, including, as applicable to Sellers, under the Bankruptcy Code, and (v) execute and deliver any additional instruments necessary to fully carry out the purposes of this Agreement; provided, however, that that nothing in this Agreement, including this Section 6.5 shall require Buyer to (A) consent to any material condition or material concession required by any Governmental Entity or third party; (B) consent to any divestitures of any material subsidiary or material assets of Buyer or its Affiliates or accept any material limitation on or material condition on the manner in which any of the foregoing conducts their business; (C) pay any material amounts required or requested by any Governmental Entity; or (D) accept an agreement to hold separate any material portion of any business or of any material assets of any material subsidiary of Buyer or its Affiliates. Buyer and Sellers shall not and shall cause their respective Subsidiaries and Affiliates not to, take any action that would reasonably be expected to prevent or materially delay the approval of any Governmental Entity of any of the filings referred to in this Section 6.5(a).

(b)In connection with and without limiting the foregoing, each Party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Entity: (i) promptly notify the other Parties of any material written communication to that Party from any Governmental Entity concerning this Agreement or the Transactions, and permit the other Parties to review in advance (and to consider any comments made by the other Parties in relation to) any proposed written communication to any of the foregoing; (ii) not participate in or agree to participate in any substantive meeting, telephone call or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Transactions unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate in such meeting, telephone call or discussion; and (iii) subject to the attorney-client and similar applicable privileges, furnish outside legal counsel for the other Parties with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between such Party and its Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or its members or their respective staffs, on the other hand, with respect to this Agreement and the Transactions; provided, however, that any such Party may limit the disclosure of filings to protect confidential information, including limiting dissemination of filings to an “outside counsel only” basis.

(c)To the extent Buyer comes into the possession of any Personally Identifiable Information, Buyer shall immediately deliver such information to Sellers and destroy and/or delete all copies of such information and provide Sellers with evidence of such destruction.

6.6 Further Assurances.
(a)The Parties agree to (a) furnish upon request to each other such further information, (b) execute, acknowledge and deliver to each other such other documents and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Documents; provided that nothing in this Section 6.6 or this Agreement shall prohibit Seller from ceasing operations or winding up their affairs following the Closing.

(b)If reasonably required by Buyer, Sellers, or its Subsidiaries or Affiliates, shall provide Buyer, or cause to be provided, reasonable billing and payroll services for up to 30 days following the Closing. Such services shall be provided for a fee agreed by the Parties and subject to a transition services agreement with customary terms and conditions and negotiated by the Parties in good faith prior to Closing (the “TSA”). If reasonably required by Sellers, or its Subsidiaries or Affiliates, Buyer shall provide such entities reasonable transition services for up to 30 days following the Closing. Such services shall be provided for a fee agreed by the Parties and subject to a transition services agreement with customary terms and conditions and negotiated by the Parties in good faith prior to Closing.

6.7 Bankruptcy Actions and Court Filings.

(a)Buyer and Sellers acknowledge that this Agreement and the Transactions contemplated hereby are subject to approval by the Bankruptcy Court and entry of the Sale Order. In the event of any discrepancy between this Agreement and the Sale Order, the Sale Order shall govern.

(b)On or within five business days following the Petition Date, Sellers shall file with the Bankruptcy Court the Sale Motion. The Sale Motion shall seek, among other things, approval to conduct the Transactions as a private direct sale to Buyers without an auction. The Sale Motion shall be served by Sellers’ counsel or a Court-appointed claims agent on all parties required by the Bankruptcy Code and Bankruptcy Rules to be served, and on whom Buyer’s counsel reasonably requests in writing be served. Sellers shall use their commercially reasonable efforts to schedule a Sale Hearing on or before 30 days after the Petition Date.

(c)Beginning with the Petition Date and continuing until the Closing, Sellers shall cooperate and assist Buyer in the process of transitioning the Business operations from the Company to Buyer, including the review and processing of Employees for anticipated employment offers from Buyer.

(d)Sellers shall use their commercially reasonable efforts to have the Bankruptcy Court enter the Sale Order as promptly as practicable after the Sale Hearing.

(e)Sellers shall consult with Buyer and its Representatives concerning the approval of this Agreement, the Sale Order, any other Orders of the Bankruptcy Court relating to the Transactions, and the bankruptcy proceedings in connection therewith, and use their commercially reasonable efforts to provide Buyer with copies of applications, pleadings, notices, proposed Orders and other documents relating to such proceedings as soon as reasonably practicable prior to filing. In furtherance of the foregoing, Sellers shall provide Buyer with a reasonable opportunity to review and comment on all material motions to be filed in the Chapter 11 Cases that relate to the Transactions, to the extent practicable, prior to their filing with the Bankruptcy Court.

(f)In the event reconsideration is sought, leave to appeal is sought, an appeal is taken or a stay pending appeal is requested with respect to the Sale Order, Sellers shall notify Buyer as promptly as practicable of such leave to appeal, appeal or stay request and shall provide to Buyer as promptly as practicable a copy of the related notice(s) or order(s). Sellers shall also provide Buyer with written notice of any motion or application filed in connection with any leave to appeal or appeal from such orders.

(g)From and after the date hereof, Sellers shall not take any action that is intended to result in, or fail to take any action the intent of which failure to act would result in, the reversal, voiding, modification or staying of the Sale Order. Buyer has not colluded in connection with its offer or negation of this Agreement. From and after the date hereof, Buyer shall not take any action that is intended to result in, or fail to take any action the intent of which failure to act would result in, the reversal, voiding, modification or staying of the Sale Order or consummation of the transactions contemplated hereby.

(h)Buyer agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code; provided, however, in no event shall Buyer or Sellers be required to agree to any amendment of this Agreement.

(i)Sellers further covenant and agree that, after the entry of the Sale Order, the terms of any reorganization or liquidation plan Sellers submit to the Bankruptcy Court, or any other court for confirmation or sanction, shall not be intended to (or reasonably likely to) supersede, abrogate, nullify or restrict the terms of this Agreement in any material respect, or prevent the consummation or performance of the Transactions.

6.8 Exclusivity. Subject to Section 8.1(g) and Section 9.20, during the Interim Period, Sellers shall not solicit or market the Business for sale, provided that Buyers acknowledge and agree that Sellers will provide notice of the Transactions to interested parties, but only to the extent such notice is required by the Bankruptcy Code and applicable Bankruptcy Rules, and may engage in discussions with such parties regarding the sale of the Business; provided that before Sellers enter into any definitive agreement for an Alternative Transaction in the exercise of its fiduciary obligations, Sellers shall give Buyers a reasonable opportunity to make a higher, or otherwise better, offer for the Business, as determined by Sellers in Sellers’ business judgment in the exercise of their fiduciary obligations.

6.9 Break-Up Fee. Upon the consummation of any Alternative Transaction following any such termination, Buyer shall be deemed to have earned the Break-Up Fee, which shall be paid in cash, by wire transfer of immediately available funds to an account designated by Buyer, out of the proceeds of such Alternative Transaction, without further order of the Bankruptcy Court, contemporaneously with the consummation of such Alternative Transaction. The Break-Up Fee shall be a super-priority administrative expense priority obligation under Section 364(c)(1) of the Bankruptcy Code with priority over all expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code. Sellers hereby acknowledges that the obligation to pay the Break-Up Fee (to the extent due hereunder) shall survive the termination of this Agreement and shall have super-priority administrative status against Sellers and their estate.

6.10 Cure Costs. Sellers shall sell, transfer and assign all Assumed Contracts to Buyer, and Buyer shall purchase and assume all Assumed Contracts from Sellers, as of the Closing Date pursuant to sections 363 and 365 of the Bankruptcy Code and the Sale Order. In connection with the assignment and assumption of the Assumed Contracts, Buyer shall cure any monetary defaults under the Assumed Contracts by payment of any Cure Costs as determined in accordance with the Sale Order. Buyer shall be responsible for demonstrating and establishing adequate assurance of future performance before the Bankruptcy Court with respect to the Assumed Contracts.

6.11 Preservation of Books and Records.

(a)For a period of three (3) years after the Closing Date, Buyer shall provide to Sellers and their respective Affiliates and Representatives (after reasonable notice and during normal business hours and without undue interference to the business operations of Buyer, and at Sellers’ sole cost and expense) reasonable access to, including the right to make copies of, all books and records included in and otherwise related to the Acquired Assets, to the extent reasonably necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date (for example, for purposes of any Tax or accounting audit or any claim or litigation matter, but not for any dispute or claim between Buyer and Sellers in connection with this Agreement, the Transaction Documents or otherwise), for periods prior to the Closing and shall preserve such books and records until the later of (i) such period as shall be consistent with Buyer’s records retention policy in effect from time to time, (ii) the retention period required by applicable Law, (iii) the conclusion of all bankruptcy proceedings relating to the Chapter 11 Cases, or (iv) such three (3) period. Such access shall include access to any information in electronic form to the extent reasonably available. Buyer acknowledges that Sellers have the right to retain originals or copies of all of books and records included in or related to the Acquired Assets for periods prior to the Closing.

(b)For a period of three (3) years after the Closing Date, or conclusion of the Chapter 11 Cases (if occurring earlier), Sellers shall provide to Buyer (after reasonable notice and during normal business hours and without undue interference to the business operations of Sellers, and at Buyer’s sole cost and expense) reasonable access to, including the right to make copies of, all books and records related to the Acquired Assets but not transferred to Buyer as part of the Closing, to the extent reasonably necessary to permit Buyer to determine any matter relating to its rights and obligations hereunder or to any period ending on or after the Closing Date (for example, for purposes of any Tax or accounting audit or any claim or litigation matter, but not for any dispute or claim between Buyer and Sellers in connection with this Agreement, the Transaction Documents or otherwise), for periods after the Closing. Such access shall include access to any information in electronic form to the extent reasonably available.

6.12 Notification of Certain Matters. Sellers will promptly notify Buyer of: (i) any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (including with respect to the transfer of Personal Information); (ii) any written notice or other communication from any Governmental Entity (other than the Chapter 11 Cases) related to or in connection with the transactions contemplated by this Agreement; and (iii) promptly upon discovery thereof, any material variances from, or the existence or occurrence of any event, fact or circumstance arising after the execution of this Agreement that would reasonably be expected to cause any of the representations and warranties contained in Article 4 to be untrue or inaccurate in a manner that would reasonably be expected to cause the conditions set forth in Section 7.1 not to be satisfied.

6.13 Confidentiality.

(a)Upon and for a period of one (1) year following the Closing (or indefinitely in the case of trade secrets), Sellers shall, and shall cause their respective Subsidiaries and Affiliates and Representatives to, keep confidential all non-public information regarding the Acquired Assets, except for (i) such public disclosure as Sellers and their counsel may reasonably determine to be required under any applicable Law, regulation, stock exchange requirement or Order (provided that Sellers will provide Buyer with prior written notice of any such disclosure to the extent permitted by applicable Law and, where applicable and reasonably requested by Buyer and at Buyer’s sole cost and expense, Sellers will use commercially reasonable efforts to cooperate with Buyer to obtain a protective order or other confidential treatment or otherwise limit the scope of information that is required to be disclosed, and Sellers shall only disclose that portion of such information as Sellers is advised by its in counsel in writing is required to be disclosed) and (ii) disclosure to its representatives (including any prospective or actual financing sources, whether debt or equity) solely to the extent that such parties need to know such information and agree to be bound by confidentiality obligations no less protective than those set forth in this Section 6.13(a). Sellers will be responsible for any breach of the terms hereof by any of their respective Affiliates and representatives with respect to any non-public information regarding the Acquired Assets to the same degree as if such breach were made by Sellers.

(b)The Parties hereby acknowledge and agree that that the Confidentiality Agreement is enforceable in accordance with its terms, it being understood and agreed, however, that such Confidentiality Agreement shall terminate automatically effective as of the Closing.

6.14 Employees. Buyer shall make commercially reasonable efforts to offer employment to all of the Employees. At least five (5) Business Days prior to the Closing Date, Buyer shall provide Sellers a list of any Employees that Buyer would like to make an offer of employment. Any such offer of employment will be effective as of the Closing Date and contingent upon the Closing, and with respect to each of the Employees who is then employed by Sellers or their respective Subsidiaries or Affiliates, Buyer shall make commercially reasonable efforts to keep such employment at the same location, at the same base wage or hourly rate, with employee benefits which are substantially comparable in the aggregate and on the same terms and conditions of employment as in effect immediately prior to the Closing. Buyer shall give drivers credit for years of service with Sellers for purposes of determining compensation time under new employment with Buyer.

6.15 No Solicitation.

(a)Unless consented to by Sellers in writing, during the Interim Period and the one (1) year period thereafter, Buyer shall not, and shall not permit any of its Subsidiaries or Affiliates, or any Representative thereof, to directly or indirectly, hire or solicit (a) any employee of Seller or its Subsidiaries or Affiliates, except for employees of CTL, or (b) any employee of Seller or its Subsidiaries or Affiliates providing Shared Services, (including any employee who has terminated his or her employment); provided that nothing in this Section 6.15(a) shall prevent Buyer or any of its Affiliates from hiring (i) any person whose employment has been terminated by a Seller or its Subsidiaries or Affiliates; or (ii) after 180 days from the date of termination of employment with Seller or its Subsidiaries or Affiliates, any employee whose employment has been terminated by the employee.

(b)Unless consented to by Buyer in writing, during the Interim Period and the one (1) year period thereafter, Sellers shall not, and shall not permit any of its Subsidiaries or Affiliates, to directly or indirectly, hire or solicit (a) any employee of Buyer or its Subsidiaries or Affiliates (including any employee who has terminated his or her employment); provided that nothing in this Section 6.15(b) shall prevent Sellers or any of theirs Affiliates from hiring (i) any person whose employment has been terminated by a Buyer or its Subsidiaries or Affiliates; or (ii) after 180 days from the date of termination of employment with Buyer or its Subsidiaries or Affiliates, any employee whose employment has been terminated by the employee.

6.16 Facility Leases. Concurrently with the Closing, the Parties shall enter into leases for the Owned Real Property located in (a) St. Gabriel, Louisiana, (b) Mobile, Alabama, (c) Jacksonville, Florida, and (d) Tampa, Florida; each with the applicable material terms set forth in Exhibit B. Concurrently with the Closing, Buyer will enter into an agreement with Comcar for the rental of parking spaces at a drop yard in Atlanta, Georgia, containing customary terms and rental amount equal to the amount CTL is obligated to pay under its current agreement for the spaces. Concurrently with the Closing, the Parties shall, to the extent permitted by the master lease, enter into a sublease for the leased facility located in Angleton, Texas, for 30 days and containing customary terms. The Parties shall negotiate the definitive documents for the foregoing leases in good faith.

6.17  Vehicle Titles, Plates and Permits. The Parties acknowledge and agree that the Owned Vehicles will need to be re-titled and re-plated by Buyer following the Closing and that in order for Buyer to conduct operations immediately upon the Closing, it is necessary for Buyer to operate for a period of time with the existing Vehicle registrations/license plates and associated fuel permits of the Sellers. In furtherance of the foregoing, Sellers hereby authorizes Buyer to utilize the existing Vehicle registrations/license plates and fuel permits of Sellers for a period of up to ninety (90) days following the Closing; provided, however, if Buyer is using commercially reasonable efforts to re-title, re-plate and permit the Vehicles but cannot accomplish the same because of applicable office shutdowns or slowdowns related to the COVID-19 pandemic, Buyer shall have an additional reasonable period of time to re-title, re-plate and permit the Vehicles.

ARTICLE 7
CONDITIONS TO OBLIGATIONS OF THE PARTIES

7.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the Transactions is subject to the satisfaction (or written waiver by Buyer in Buyer’s sole discretion) at or prior to the Closing Date of each of the following conditions:

(a)Accuracy of Representations and Warranties. The representations and warranties of Sellers set forth in Article 4 shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Seller Material Adverse Effect” and words of similar import set forth therein), except where the failure of such representations or warranties to be true and correct would not reasonably be expected to have a Seller Material Adverse Effect, as of the Agreement Date and at and as of the Closing as though made at and as of the Closing (in each case, except to the extent expressly made as of another date, in which case as of such date as if made at and as of such date).

(b)Performance of Obligations. Sellers shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date.

(c)No Seller Material Adverse Effect. Since the date of this Agreement, no Seller Material Adverse Effect shall have occurred and be continuing.

(d)Officer’s Certificate. Buyer shall have received a certificate, dated the Closing Date, of an executive officer of each Seller to the effect that the conditions specified in Section 7.1(a), Section 7.1(b), and Section 7.1(c) above have been fulfilled and/or waived.

(e)Sale Order. After notice and a hearing as defined in Section 102(1) of the Bankruptcy Code, the Bankruptcy Court shall have entered the Sale Order, and such Sale Order shall be in full force and effect and shall not have been reversed, stayed, modified, amended or vacated, and as to which stay, if any, and the time to appeal or seek certiorari or move for a vacatur, new trial, reargument or rehearing has expired or been waived, and no appeal or petition for certiorari or other proceedings for a vacatur, new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the Order was appealed or from which certiorari was sought or the vacatur, new trial, reargument or rehearing shall have been denied or resulted in no modification of such Order.

(f)No Order. No court or other Governmental Entity has issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

(g)Vehicles. Title to substantially all of the Vehicles that are Acquired Assets will be transferred or assigned to Buyer in connection with the Closing, with no additional consideration to be paid by Buyer in connection therewith (or arrangements made with the lienholders/lessors for delivery of the titles post-Closing).

7.2 Conditions Precedent to the Obligations of Seller. The obligation of Sellers to consummate the Transactions is subject to the satisfaction (or written waiver by Sellers) at or prior to the Closing Date of each of the following conditions:

(a)Accuracy of Representations and Warranties. The representations and warranties of Buyer (i) set forth in Section 5.1 (Organization) and Section 5.2 (Due Authorization), shall be true and correct in all material respects and (ii) set forth in Article 5 (other than those described in clause (i)) shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Buyer Material Adverse Effect” and words of similar import set forth therein), except where the failure of such representations or warranties to be true and correct would not reasonably be expected to have a Buyer Material Adverse Effect, in the case of each of clauses (i) and (ii), as of the Agreement Date and at and as of the Closing as though made at and as of the Closing (in each case, except to the extent expressly made as of another date, in which case as of such date as if made at and as of such date).

(b)Performance of Obligations. Buyer shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date.

(c)Sale Order. After notice and a hearing as defined in Section 102(1) of the Bankruptcy Code, the Bankruptcy Court shall have entered the Sale Order, and such Sale Order shall be in full force and effect and shall not have been reversed, stayed, modified, amended or vacated, and as to which stay, if any, and the time to appeal or seek certiorari or move for a vacatur, new trial, reargument or rehearing has expired or been waived, and no appeal or petition for certiorari or other proceedings for a vacatur, new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the Order was appealed or from which certiorari was sought or the vacatur, new trial, reargument or rehearing shall have been denied or resulted in no modification of such Order.

(d)Officer’s Certificate. Seller shall have received a certificate, dated the Closing Date, of an executive officer of Buyer to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) above have been fulfilled and/or waived.

(e)No Order. No court or other Governmental Entity has issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

7.3 Frustration of Conditions Precedent. Neither Buyer nor Sellers may rely on the failure of any condition set forth in this Article 7, as applicable, to be satisfied if such failure was caused by such Party’s failure to use, as required by this Agreement, its reasonable best efforts to consummate the Transactions contemplated hereby.

ARTICLE 8
TERMINATION

8.1 Termination of Agreement. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)by written agreement of Sellers and Buyer;

(b)by either Sellers or Buyer:

(i) if there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited, or if any Order permanently restraining, prohibiting or enjoining Buyer or Sellers from consummating the Transactions is entered and such Order shall become final, provided, however, that no termination may be made by a Party under this Section 8.1(b)(i) if the issuance of such Order was caused by the material breach of any representations, warranties, covenants or agreements contained in this Agreement by such Party; or

(ii) upon Sellers consummating an Alternative Transaction.

(c)by Buyer by giving written notice to each Seller if there has been a breach by any Seller of any representation, warranty, covenant, or agreement contained in this Agreement that would prevent the satisfaction of the conditions to the obligations of Buyer at Closing set forth in Section 7.1(a) and Section 7.1(b), and such breach has not been waived by Buyer, or, if such breach is curable, cured by such Seller prior to the earlier to occur of (A) twenty (20) days after receipt of Buyer’s notice of such breach, and (B) the Outside Date; provided, that Buyer shall not have a right of termination pursuant to this Section 8.1(c) if Sellers could, at such time, terminate this Agreement pursuant to Section 8.1(f);

(d)by Buyer if Sellers consummate an Alternative Transaction;

(e)by Buyer or Sellers if the Closing shall not have occurred on or before the Outside Date, provided, however that no termination may be made a Party under this Section 8.1(e) if the failure to close on or before the Outside Date was caused by the material breach of any representations, warranties, covenants or agreements contained in this Agreement by such Party;

(f)by Sellers by giving written notice to Buyers if there has been a breach by any Buyer of any representation, warranty, covenant, or agreement contained in this Agreement that would prevent the satisfaction of the conditions to the obligations of Sellers at Closing set forth in Section 7.2(a) and Section 7.2(b), and such breach has not been waived by Sellers, or, if such breach is curable, cured by such Buyer prior to the earlier to occur of (A) twenty (20) days after receipt of Sellers’ notice of such breach, and (B) the Outside Date;

provided, that Sellers shall not have a right of termination pursuant to this Section 8.1(f) if Buyers could, at such time, terminate this Agreement pursuant to Section 8.1(c); or

(g)by Sellers if the governing body of Sellers determines, upon advice from outside legal counsel, that proceeding with the Transactions or failing to terminate this Agreement would violate its or such governing body’s fiduciary obligations under applicable Law, including to pursue an Alternative Transaction. For the avoidance of doubt, and subject to the terms and conditions of this Agreement (including Buyer’s right to terminate this Agreement in accordance with this Section 8.1), Sellers retain the right to pursue any transaction or restructuring strategy that, in Seller’s business judgment, will maximize the value of its estates.

8.2 Consequences of Termination. In the event of any termination of this Agreement by either or both of Buyer and Seller pursuant to Section 8.1, written Notice thereof shall be given by the terminating Party to the other Parties hereto, specifying the provision hereof pursuant to which such termination is made, this Agreement shall thereupon terminate and become void and of no further force and effect (other than Section 3.3 (Deposit), Section 6.9 (Break-Up Fee), Section 6.3 (Public Announcements), this Section 8.2 (Consequences of Termination) and Article 9 (Miscellaneous) and to the extent applicable in respect of such Sections and Article, Article 1 (Definitions)), and the Transactions shall be abandoned without further action or Liability of any of the Parties hereto, except that such termination shall not relieve any Party of any Liability for Fraud or willful breach of this Agreement; provided that, subject to Sellers’ rights to seek specific performance in accordance with Section 9.10(c), the sole remedy of any Seller against Buyer, any of its Affiliates or any of its or their Representatives with respect to any breach of this Agreement by Buyer shall be pursuant to Section 3.3(b); provided, further, that notwithstanding anything to the contrary herein, the maximum Liability of Sellers under this Agreement shall be payment of the Break-Up Fee to the extent payable.

ARTICLE 9
MISCELLANEOUS

9.1 Expenses. Except as set forth in this Agreement and whether or not the Transactions are consummated, each Party hereto shall bear all costs and expenses incurred or to be incurred by such Party in connection with this Agreement and the consummation of the Transactions.

9.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Sellers without the prior written consent of Buyer, or by Buyer without the prior written consent of Sellers; provided that Buyer may, without the consent of any other party, assign this Agreement and its rights and obligations hereunder in whole or in part to (a) any Affiliate; provided that Buyer shall remain jointly liable with such Affiliates for Buyer’s obligations hereunder or (b) following the Closing, to any successor or purchaser of all or part of the business of Buyer or any of its subsidiaries. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, including any liquidating trustee, responsible Person or similar representative for Sellers or Sellers’ estate appointed in connection with the Chapter 11 Cases.

9.3 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of Sellers (and their estate), Buyer and their respective successors or permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.

9.4 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served, delivered by a nationally recognized overnight delivery service with charges prepaid, or transmitted by hand delivery, or facsimile or electronic mail, addressed as set forth below, or to such other address as such Party shall have specified most recently by written Notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by facsimile or electronic mail with confirmation of receipt; provided that if delivered or transmitted on a day other than a Business Day or after 5:00 p.m. New York time, notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely deposit of such Notice with an overnight delivery service:

If to any Seller:	Comcar Industries, Inc.
8800 Baymeadows Way West, Suite 200
Jacksonville, Florida 32256
Attention: Andrew Hinkelman, Chief Restructuring Officer
Email: andrew.hinkelman@fticonsulting.com

With copies to:	DLA Piper LLP (US)
1201 North Market Street, Suite 2100
Wilmington, Delaware 19801
Attention: Stuart Brown
Email: stuart.brown@dlapiper.com

If to Buyer:	Service Transport Company
7979 Almeda Genoa Road
Houston, TX 77075
Attention: Wade Harrison
Email: wharrison@svtn.com

With copies to:	Scopelitis, Garvin, Light, Hanson & Feary, P.C.
10 W. Market Street, Suite 1400
Indianapolis, Indiana 46204
Attention: W. Todd Metzger
Email: tmetzger@scopelitis.com

Rejection of or refusal to accept any Notice, or the inability to deliver any Notice because of changed address of which no Notice was given, shall be deemed to be receipt of the Notice as of the date of such rejection, refusal or inability to deliver.

9.5 Choice of Law. Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement shall be construed and interpreted, and the rights of the Parties shall be determined, in accordance with the Laws of the State of Delaware, without giving effect to any provision thereof that would require or permit the application of the substantive laws of any other jurisdiction.

9.6 Entire Agreement; Amendments and Waivers. This Agreement, the Sale Order, and all Transaction Documents and all certificates and instruments delivered pursuant hereto and thereto constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties. This Agreement may be amended, supplemented or modified, and any of the terms, covenants, representations, warranties or conditions may be waived, only by a written instrument executed by Buyer and Sellers, or in the case of a waiver, by the Party waiving compliance. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

9.7 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts to this Agreement may be delivered via facsimile or electronic mail. In proving this

Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom enforcement is sought.

9.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

9.9 Headings. The table of contents and the headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

9.10 Exclusive Jurisdiction; Specific Performance.

(a)Subject to Section 9.10(b), without limiting any Party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any Claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all Proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive Notices at such locations as indicated in Section 9.4. For the avoidance of doubt, this Section 9.10 shall not apply to any Claims that Buyer or its Affiliates may have against any third party following the Closing.

(b)Notwithstanding anything herein to the contrary, in the event the Chapter 11 Cases of Sellers are closed or dismissed, the Parties hereby agree that all Claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, shall be heard and determined exclusively in any federal court sitting in the District of Delaware or, if that court does not have subject matter jurisdiction, in any state court located in the City of Wilmington and County of New, Delaware (and, in each case, any appellate court thereof), and the Parties hereby consent to and submit to the jurisdiction and venue of such courts.

(c)Buyer acknowledges that Sellers would be damaged irreparably in the event that the terms of this Agreement are not performed by Buyer in accordance with its specific terms or otherwise breached or Buyer fails to consummate the Closing and that, in addition to any other remedy that Sellers may have under law or equity, Sellers shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek to enforce specifically the terms and provisions hereof that are required to be performed by Buyer. Buyer further agrees that Sellers shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(d)Sellers acknowledge that Buyer would be damaged irreparably in the event that the terms of this Agreement are not performed by Sellers in accordance with its specific terms or otherwise breached or Sellers fail to consummate the Closing and that, in addition to any other remedy that Buyer may have under law or equity, Buyer shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek to enforce specifically the terms and provisions hereof that are required to be performed by Sellers. Sellers further agree that Buyer shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.11 Right to Setoff. Notwithstanding any provision of this Agreement to the contrary, if Buyer has a good faith Claim for amounts that may be due and owing from Sellers to Buyer hereunder, including pursuant to Section 3.5, or with respect to a breach by Sellers of any other Transaction Document, in addition to any of Buyer’s other rights and remedies, Buyer may enforce such Claim for any such amounts by an appropriate setoff against, or deduction from, any amounts due to Sellers pursuant to the terms and conditions of this Agreement or any of the other Transaction Documents, including the Deposit.

9.12 WAIVER OF RIGHT TO TRIAL BY JURY. SELLERS AND BUYER HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). FOR THE AVOIDANCE OF DOUBT, THIS SECTION 9.12 SHALL NOT APPLY TO ANY CLAIMS THAT BUYER OR ITS AFFILIATES MAY HAVE AGAINST ANY THIRD PARTY FOLLOWING THE CLOSING.

9.13 Survival. Each and every representation and warranty contained in this Agreement shall expire and be of no further force and effect as of the Closing. Each and every covenant and agreement contained in this Agreement (other than the covenants contained in this Agreement which by their terms are to be performed (in whole or in part) by the Parties following the Closing (each, a “Post-Closing Covenant”)) shall expire and be of no further force and effect as of the Closing. Each Post-Closing Covenant shall survive the Closing until the earlier of (a) performance of such Post-Closing Covenant in accordance with this Agreement or, (b) (i) if time for performance of such Post-Closing Covenant is specified in this Agreement, sixty (60) days following the expiration of the time period for such performance or (ii) if time for performance of such Post-Closing Covenant is not specified in this Agreement, sixty (60) days following the expiration of the applicable statute of limitations with respect to any claim for any failure to perform such Post-Closing Covenant; provided that if a written notice of any claim with respect to any Post-Closing Covenant is given prior to the expiration thereof then such Post-Closing Covenant shall survive until, but only for purposes of, the resolution of such claim by final, non-appealable judgment or settlement.

9.14 Computation of Time. In computing any period of time prescribed by or allowed with respect to any provision of this Agreement that relates to Seller or the Chapter 11 Cases, the provisions of rule 9006(a) of the Federal Rules of Bankruptcy Procedure shall apply.

9.15 Time of Essence. Time is of the essence of this Agreement.

9.16 Non-Recourse. No past, present or future director, manager, officer, employee, incorporator, member, partner or equity holder of Buyer or Sellers shall have any Liability for any Liabilities of Buyer or Sellers, respectively, under this Agreement or for any Claim based on, in respect of, or by reason of the Transactions. This Agreement may only be enforced against, and any Claim, action (including in the Chapter 11 Case), suit, Proceeding or investigation based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement.
9.17 Disclosure Schedules. Except as set forth in this Agreement, the inclusion of any information (including dollar amounts) in Disclosure Schedules shall not be deemed to be an admission or acknowledgment by any Party that such information is required to be listed on such section of the relevant schedule or is material to or outside the Ordinary Course of Business of any Person. The information contained in this Agreement, the exhibits hereto and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of any Law or breach of contract). Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. The Disclosure Schedules set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Disclosure Schedules relates; provided, however, that any information set forth in one Section of the Disclosure Schedules will be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face.

9.18 Sellers’ Representative; Dealings Among Sellers. By its execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints Comcar as its true and lawful agent and attorney-in-fact (the “Sellers’ Representative”), with full power of substitution to act in such Seller’s name, place and stead with respect to all Transactions and all terms and provisions of this Agreement, and to act on such Seller’s behalf in any Proceeding, and to do or refrain from doing all such further acts and things, and execute all such documents as Sellers’ Representative shall deem necessary or appropriate in connection with the Transactions. The appointment of Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyer, its Affiliates and any other Person may conclusively and absolutely rely, without inquiry, upon any action of Sellers’ Representative on behalf of Sellers in all matters referred to herein or contemplated hereby including any direction regarding the amount of any payment to any Seller. Buyer shall have no obligation of any nature whatsoever for determining any allocation of any payments among Sellers. Without limiting the generality of the foregoing, absent specific direction by Sellers’ Representative, Buyer shall be deemed to have fulfilled its obligations hereunder absolutely with respect to any amounts payable by it under or pursuant to this Agreement or the delivery of any instruments if Buyer shall pay any such amounts or deliver such instruments to Sellers’ Representative. All Notices delivered by Buyer (whether prior to or following the Closing) to Sellers’ Representative (whether pursuant hereto or otherwise) for the benefit of Sellers shall constitute valid and timely Notice to all of Sellers.

9.19 Mutual Drafting. This Agreement is the result of the joint efforts of Buyer and Sellers, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties and there is to be no construction against any Party based on any presumption of that Party’s involvement in the drafting thereof.

9.20 Fiduciary Obligations. Nothing in this Agreement, or any document related to the Transactions contemplated hereby, without limiting in any way Buyer’s rights and remedies set forth in this Agreement, will require Sellers or any of its governing bodies, directors, officers or members, in each case, in their capacity as such, to take any action, or to refrain from taking any action, to the extent inconsistent with their fiduciary obligations.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Sellers and Buyer as of the date first above written.

BUYER:

ADAMS RESOURCES & ENERGY, INC.

By:	/s/ Kevin J. Roycraft
Name:	Kevin J. Roycraft
Title:	Chief Executive Officer & President

SERVICE TRANSPORT COMPANY

By:	/s/ Wade Harrison
Name:	Wade Harrison
Title:	President

Signature Page to Asset Purchase Agreement

SELLERS:

COMCAR INDUSTRIES, INC.

By:	/s/ Andrew Hinkelman
Name:	Andrew Hinkelman
Title:	Chief Restructuring Officer

CTL TRANSPORTATION, LLC

By:	/s/ Andrew Hinkelman
Name:	Andrew Hinkelman
Title:	Authorized Signatory

CTTS LEASING, LLC

By:	/s/ Andrew Hinkelman
Name:	Andrew Hinkelman
Title:	Authorized Signatory

Signature Page to Asset Purchase Agreement